Exhibit 10.1

EXECUTION COPY

FIVE-YEAR REVOLVING CREDIT AGREEMENT

DATED AS OF JULY 14, 2005
among

AMEREN CORPORATION
UNION ELECTRIC COMPANY
CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
CENTRAL ILLINOIS LIGHT COMPANY
AMEREN ENERGY GENERATING COMPANY
ILLINOIS POWER COMPANY,
as Borrowers

THE LENDERS FROM TIME TO TIME PARTIES HERETO

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

BARCLAYS BANK PLC,
as Syndication Agent

CITIBANK, N.A.,
THE BANK OF NEW YORK and
BNP PARIBAS,
as Co-Documentation Agents

J. P. MORGAN SECURITIES INC.

and

BARCLAYS CAPITAL,
AS JOINT ARRANGERS AND BOOKRUNNERS

[CS&M #6700-547]

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1.	Certain Defined Terms	1
1.2	Plural Forms	18

ARTICLE II THE CREDITS		18
2.1.	Commitment	18
2.2.	Required Payments; Termination	19
2.3.	Loans	19
2.4.	Competitive Bid Procedure	19
2.5.	Swingline Loans	21
2.6.	Letters of Credit.	22
2.7.	Types of Advances	27
2.8.	Facility Fee; Letter of Credit Fees; Reductions in Aggregate Commitment.	27
2.9.	Minimum Amount of Each Advance	28
2.10.	Optional Principal Payments	29
2.11.	Method of Selecting Types and Interest Periods for New Revolving Advances	29
2.12.	Conversion and Continuation of Outstanding Revolving Advances; No Conversion or Continuation of Revolving Eurodollar Advances After Default	29
2.13.	Interest Rates, etc	30
2.14.	Rates Applicable After Default	30
2.15.	Funding of Loans; Method of Payment	31
2.16.	Noteless Agreement; Evidence of Indebtedness	31
2.17.	Telephonic Notices	32
2.18.	Interest Payment Dates; Interest and Fee Basis	32
2.19.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans	33
2.20.	Lending Installations	33
2.21.	Non-Receipt of Funds by the Agent	33
2.22.	Replacement of Lender	33
2.23.	Extension of Commitment Termination Date and Borrowing Subsidiary Maturity Dates	34

ARTICLE III YIELD PROTECTION; TAXES		36
3.1.	Yield Protection	36
3.2.	Changes in Capital Adequacy Regulations	37
3.3.	Availability of Types of Advances	37
3.4.	Funding Indemnification Taxes	37
3.5.		38
3.6.	Lender Statements; Survival of Indemnity	39
3.7.	Alternative Lending Installation	40
3.8	Allocation of Amounts	40

i

ARTICLE IV CONDITIONS PRECEDENT		40
4.1.	Initial Credit Extension	40
4.2.	Each Credit Extension	42

ARTICLE V REPRESENTATIONS AND WARRANTIES		43
5.1.	Existence and Standing	43
5.2.	Authorization and Validity	43
5.3.	No Conflict; Government Consent	44
5.4.	Financial Statements	44
5.5.	Material Adverse Change	44
5.6.	Taxes	45
5.7.	Litigation and Contingent Obligations	45
5.8.	Subsidiaries	45
5.9.	ERISA	45
5.10.	Accuracy of Information	45
5.11.	Regulation U	46
5.12.	Material Agreements	46
5.13.	Compliance With Laws	46
5.14.	Ownership of Properties	46
5.15.	Plan Assets; Prohibited Transactions	46
5.16.	Environmental Matters	46
5.17.	Investment Company Act	47
5.18.	Public Utility Holding Company Act; Securities and Exchange Commission Authorization; Federal Energy Regulatory Commission	47
5.19.	Insurance	48
5.20.	No Default or Unmatured Default	48

ARTICLE VI COVENANTS		48

6.1.	Financial Reporting	48
6.2.	Use of Proceeds and Letters of Credit	49
6.3.	Notice of Default	50
6.4.	Conduct of Business	50
6.5.	Taxes	50
6.6.	Insurance	50
6.7.	Compliance with Laws; Securities and Exchange Commission and Federal Energy Regulatory Commission Authorization	50
6.8.	Maintenance of Properties	51
6.9.	Inspection; Keeping of Books and Records	51
6.10.	Merger	51
6.11.	Dispositions of Assets	52
6.12.	Indebtedness of Project Finance Subsidiaries, Investments in Project Finance Subsidiaries; Acquisitions	53
6.13.	Liens	53
6.14.	Affiliates	56
6.15.	Financial Contracts	56

6.16	Subsidiary Covenants	56
6.17	Leverage Ratio	56

ARTICLE VII DEFAULTS		57

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS ANDREMEDIES		59

8.1.	Acceleration	59
8.2	Amendments	60
8.3	Preservation of Reights	61

ARTICLE IX GENERAL PROVISIONS		61

9.1	Survival of Representations	61
9.2	Governmental Regulation	61
9.3	Headings	61
9.4	Entire Agreement	61
9.5	Several Obligations; Benefits of this Agreement	62
9.6	Expenses; Indemnification	62
9.7	Numbers of Documents	63
9.8	Accounting	63
9.9	Severability of Probisions	64
9.10	Nonliability	64
9.11	Confidentiality	64
9.12	Lenders Not Utilizing Plan Assets	65
9.13	Nonreliance	65
9.14	Disclosure	65
9.15	USA Patriot Act	65

ARTICLE X THE AGENT		65
10.1.	Appointment; Nature of Relationship	65
10.2	Powers	66
10.3	General Immunity	66
10.4	No Responsibility for Loans, Recitals, etc.	66
10.5	Action on Instructions of Lenders	66
10.6	Employment of Agents and Counsel	67
10.5	Action on Instructions of Lenders	66
10.6	Employment of Agents and Counsel	67
10.7	Reliance on Documents; Counsel	67
10.8	Agent’s Reimbursement and Indemnification	67
10.9	Notice of Default	68
10.10	Rights as a Lender	68
10.11	Independent Credit Decision	68
10.12	Successor Agent	68
10.13	Agent and Arranger Fees	69
10.14	Delegation to Affiliates	69
10.15	Syndication Agent and Documentation Agents	69

ARTICLE XI	SETOFF, RATABLE PAYMENTS	69

11.1	Setoff	69
11.2	Ratable Payments	70

ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	70

12.1	Successors and Assigns; Designated Lenders	70
12.2	Participations	72
12.3	Assignments	73
12.4	Dissemination of Information	75
12.5	Tax Certifications	75

ARTICLE XIII	NOTICES	75

13.1	Notices	75
13.2	Change of Address	76

ARTICLE XIV	COUNTERPARTS	76

ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	76

ARTICLE XVI	TERMINATION OF CERTAIN EXISTING CREDIT AGREEMENTS WAIVER OF CERTAIN PROVISIONS THEREUNDER	77

SCHEDULES

Commitment Schedule

LC Commitment Schedule

Pricing Schedule

Schedule 1  -  Subsidiaries

Schedule 2  -  Liens

Schedule 3  -  Restrictive Agreements

Schedule 4  -  Regulatory Authorizations

EXHIBITS

Exhibit A.1  -  Form of Borrowers’ Counsel’s Opinion

Exhibit A.2  -  Form of Borrowers’ Counsel’s Opinion for Illinois Corporations

Exhibit B     -   Form of Compliance Certificate

Exhibit C     -   Form of Assignment and Assumption Agreement

Exhibit D    -    Form of Loan/Credit Related Money Transfer Instruction

Exhibit E     -   Form of Promissory Note (if requested)

Exhibit F     -   Form of Designation Agreement

Exhibit G     -   Subordination Terms

v
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FIVE-YEAR REVOLVING CREDIT AGREEMENT

This Five-Year Revolving Credit Agreement, dated as of July 14, 2005, is entered into by and among Ameren Corporation, a Missouri corporation, and its subsidiaries Union Electric Company d/b/a AmerenUE, a Missouri corporation, Central Illinois Public Service Company d/b/a AmerenCIPS, an Illinois corporation, Central Illinois Light Company d/b/a AmerenCILCO, an Illinois corporation, Ameren Energy Generating Company, an Illinois corporation and Illinois Power Company d/b/a AmerenIP, an Illinois corporation, the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent. The obligations of the Borrowers under this Agreement will be several and not joint, and, except as otherwise set forth in this Agreement, the obligations of a Borrowing Subsidiary will not be guaranteed by the Company or any other Subsidiary (including, without limitation, any other Borrowing Subsidiary). The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.  Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 9.8 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which a Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means (a) Revolving Loans (i) made by some or all of the Lenders on the same Borrowing Date or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Revolving Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period, (b) a Competitive Loan or group of Competitive Loans of the same type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means JPMCB, not in its individual capacity as a Lender, but in its capacity as contractual representative of the Lenders pursuant to Article X, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment is One Billion One Hundred Fifty Million Dollars ($1,150,000,000.00).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposures of all the Lenders.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate of the Revolving Credit Exposures of all the Lenders.

“Agreement” means this Five-Year Revolving Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however, that except as provided in Section 9.8, with respect to the calculation of the financial ratio set forth in Section 6.17 (and the defined terms used in such Section), “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4 hereof.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

“Applicable Fee Rate” means (a) with respect to the Facility Fee at any time, the percentage rate per annum which is applicable to such fee at such time with respect to the Company as set forth in the Pricing Schedule and (b) with respect to the LC Participation Fee applicable to any Borrower at any time, the percentage rate per annum which is applicable to such fee at such time with respect to such Borrower as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to any Borrower, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type to such Borrower, as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc. and Barclays Capital and their respective successors, in their respective capacities as Joint Arrangers and Bookrunners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 12.3.1.

“Authorized Officer” means any of the chief executive officer, president, chief operating officer, chief financial officer, treasurer or vice president of such Borrower, acting singly.

“Availability Termination Date” means, as to any Borrower, the earlier of (a) the Maturity Date for such Borrower and (b) the date of termination in whole of the Aggregate Commitment and the Commitments pursuant to Section 2.8 or Section 8.1 hereof.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Barclays Bank” means Barclays Bank PLC, in its individual capacity, and its successors.

“Borrowers” means the Company and the Borrowing Subsidiaries.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.11.

“Borrowing Subsidiaries” means Union Electric, CIPS, CILCO, Genco and IP.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means, in respect of any Borrower, (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of

1934) of twenty percent (20%) or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (ii) the Company shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances (except for such Liens or other encumbrances permitted by Section 6.13), 100% of the outstanding shares of the ordinary voting power represented by the issued and outstanding common stock of (A) in the case of the Company, any of Union Electric, CIPS, CILCO, Genco, IP or AmerenEnergy Resources Generating Company, and (B) in the case of any other Borrower, such Borrower, in each case on a fully diluted basis; or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company or a committee or subcommittee thereof to which such power was delegated nor (ii) appointed by directors so nominated; provided that any individual who is so nominated in connection with a merger, consolidation, acquisition or similar transaction shall be included in such majority unless such individual was a member of the Company’s board of directors prior thereto.

“CILCO” means Central Illinois Light Company d/b/a AmerenCILCO, an Illinois corporation and a Subsidiary of the Company.

“CILCORP” means CILCORP Inc., an Illinois corporation, the parent company of CILCO.

“CIPS” means Central Illinois Public Service Company d/b/a AmerenCIPS, an Illinois corporation and a Subsidiary of the Company.

“Closing Date” means July 14, 2005.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Commitment” means, for each Lender, the amount set forth on the Commitment Schedule or in an Assignment Agreement executed pursuant to Section 12.3 opposite such Lender’s name, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Extension Request” is defined in Section 2.23.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Commitment Termination Date” means July 14, 2010, as such date may be extended pursuant to Section 2.23.

“Committed Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its (i) Revolving Loans, (ii) LC Exposure and (iii) Swingline Exposure outstanding at such time.

“Commonly Controlled Entity” means any trade or business, whether or not incorporated, which is under common control with a Borrower or any Subsidiary within the meaning of Section 4001 of ERISA or that, together with such Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Company” means Ameren Corporation, a Missouri corporation.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.4.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by a Borrower for Competitive Bids in accordance with Section 2.4.

“Competitive Loan” means a Loan made pursuant to Section 2.4.

“Consolidated Indebtedness” of a Person means at any time the Indebtedness of such Person and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Net Worth” of a Person means at any time the consolidated stockholders’ equity and preferred stock of such Person and its Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Tangible Assets” means, as to any Borrower, the total amount of all assets of such Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles, minus, to the extent included in the total amount of such Borrower’s and its consolidated Subsidiaries’ total assets, the net book value of all (i) goodwill, including, without limitation, the excess cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, tradenames and copyrights, (v) treasury stock, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under Agreement Accounting Principles.

“Consolidated Total Capitalization” means, as to any Borrower at any time, the sum of Consolidated Indebtedness of such Borrower and Consolidated Net Worth of such Borrower, each calculated at such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contribution Percentage” means (a) in the case of the Company, 52.3%, (b) in the case of Union Electric, 21.7%, (c) in the case of CIPS, 6.5%, (d) in the case of CILCO, 6.5%, (e) in the case of Genco, 6.5% and (f) in the case of IP, 6.5%.

“Conversion/Continuation Notice” is defined in Section 2.12.

“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the date of issuance of a Letter of Credit.

“Default” means an event described in Article VII.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 12.1.2.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 12.1.2.

“Designation Agreement” is defined in Section 12.1.2.

“Disclosed Matters” means the events, actions, suits and proceedings and the environmental matters disclosed in the Exchange Act Documents.

“Documentation Agents” means Citibank, N.A., The Bank of New York and BNP Paribas.

“Dollar” and “$” means the lawful currency of the United States of America.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by such Borrower or any Commonly Controlled Entity of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by such Borrower or any Commonly Controlled Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by such Borrower or any Commonly Controlled Entity of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by such Borrower or any Commonly Controlled Entity of any notice, or the receipt by any Multiemployer Plan from such Borrower or any Commonly Controlled Entity of any notice, concerning the imposition of “withdrawal liability” (as defined in Part I of Subtitle E of Title IV of ERISA) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.14, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMCB or one of its affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of JPMCB’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.14, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) (A) in the case of a Eurodollar Advance consisting of Revolving Loans, the then Applicable Margin, changing as and when the Applicable Margin changes and (B) in the case of a Eurodollar Advance consisting of a Competitive Loan or Loans, the Margin applicable to such Loan or Loans.

“Eurodollar Rate Advance” means an Advance consisting of Competitive Loans bearing interest at the Eurodollar Rate.

“Exchange Act Documents” means (a) the Annual Report of each of the Company, Union Electric, CIPS, CILCO, CILCORP, Genco and IP to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004, (b) the Quarterly Reports of each of the Company, Union Electric, CIPS, CILCO, CILCORP, Genco and IP to the Securities and Exchange Commission on Form 10-Q for the fiscal quarter ended March 31, 2005, and (c) all Current Reports of each of the Company, Union Electric, CIPS, CILCO, CILCORP, Genco and IP to the Securities and Exchange Commission on Form 8-K from January 1, 2005, to the Closing Date.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Amended Three-Year Credit Agreement” means the Amended and Restated Three-Year Revolving Credit Agreement dated as of September 21, 2004, among the Company, the lenders from time to time party thereto and JPMCB, as administrative agent.

“Existing CILCO Indenture” means the Indenture of Mortgage and Deed of Trust dated as of April 1, 1933, as heretofore or from time to time hereafter supplemented and amended, between CILCO and Deutsche Bank Trust Company Americas f/k/a Bankers Trust Company, as Trustee.

“Existing Credit Agreements” means the Existing Amended Three-Year Credit Agreement, the Existing Three-Year Credit Agreement, Union Electric’s bilateral credit agreements in an aggregate amount of $153.5 million, CIPS’ bilateral credit agreements in an aggregate amount of $15 million, CILCO’s bilateral credit agreements in an aggregate amount of $60 million and a bilateral credit agreement of Electric Energy, Inc. (a subsidiary of the Company) in the amount of $25 million.

“Existing Five-Year Credit Agreement” means the Five-Year Revolving Credit Agreement dated as of July 14, 2004, among the Company, the lenders from time to time party thereto and JPMCB, as administrative agent.

“Existing Indentures” means (i) the Indenture of Mortgage and Deed of Trust dated as of June 15, 1937, as heretofore or from time to time hereafter supplemented and amended, between Union Electric and The Bank of New York, as Trustee, and (ii) the Indenture of Mortgage or Deed of Trust dated as of October 1, 1941, as heretofore or from time to time hereafter supplemented and amended, between CIPS and U.S. Bank Trust National Association and Patrick J. Crowley, as Trustees.

“Existing Intercompany Notes” means (a) the Amended and Restated Promissory Note, dated May 1, 2000 and as amended and restated on May 1, 2005, between Genco, as maker and

CIPS, as payee and (b) the Promissory Note, dated May 2, 2005, between CIPS, as maker and Union Electric, as payee.

“Existing IP Indenture” means the General Mortgage Indenture and Deed of Trust dated as of November 1, 1992, as heretofore or from time to time supplemented and amended between IP and BNY Midwest Trust Company as successor to Harris Trust and Savings Bank, as Trustee.

“Existing Three-Year Credit Agreement” means the Three-Year Revolving Credit Agreement dated as of July 14, 2004, among the Company, the lenders from time to time party thereto and JPMCB, as administrative agent.

“Facility Fee” is defined in Section 2.8.1.

“Facility Termination Date” means the first date on which the Availability Termination Date shall have occurred as to each Borrower.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent in its sole discretion.

“FERC” means the Federal Energy Regulatory Commission.

“First Mortgage Bonds” means bonds or other indebtedness issued by Union Electric, CIPS, CILCO or IP, as applicable, pursuant to the Existing Indentures, the Existing CILCO Indenture or the Existing IP Indenture.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Advance” means an Advance consisting of Competitive Loans bearing interest at a Fixed Rate.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.14, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Genco” means Ameren Energy Generating Company, an Illinois corporation and a Subsidiary of the Company.

“Inactive Subsidiary” means any Subsidiary of a Borrower that (a) does not conduct any business operations, (b) has assets with a total book value not in excess of $1,000,000 and (c) does not have any Indebtedness outstanding.

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi)  Capitalized Lease Obligations (except for Capitalized Lease Obligations entered into by Union Electric in connection with the Peno Creek Project), (vii) Contingent Obligations of such Person, (viii) reimbursement obligations under letters of credit, bankers acceptances, surety bonds and similar instruments issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable, (ix) Off-Balance Sheet Liabilities, (x) obligations under Sale and Leaseback Transactions, (xi)  Net Mark-to-Market Exposure under Rate Management Transactions and (xii) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Interest Period” means (a) with respect to a Eurodollar Advance, a period of one, two, three or six months, commencing on the date of such Advance and ending on but excluding the day which corresponds numerically to such date one, two, three or six months thereafter and (b) with respect to any Fixed Rate Advance, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Advance and ending on the date specified in the applicable Competitive Bid Request; provided, however, that (i) in the case of Eurodollar Advances, if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month, (ii) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day and (iii) no Interest Period in respect of an Advance to any Borrower may end after the Availability Termination Date for such Borrower. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and, in the case of an Advance comprising Revolving Loans, thereafter shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“IP” means Illinois Power Company d/b/a AmerenIP, an Illinois corporation and a Subsidiary of the Company.

“Issuing Bank” means, at any time, JPMCB, Barclays Bank and each other person that shall have become an Issuing Bank hereunder as provided in Section 2.6(j), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” shall have the meaning assigned to such term in Section 2.6(j).

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.6. The initial amount of each Issuing Bank’s LC Commitment is set forth on the LC Commitment Schedule, or in the case of any additional Issuing Bank, as provided in Section 2.6(j).

“LC Commitment Schedule” means the Schedule identifying each Issuing Bank’s LC Commitment as of the Closing Date attached hereto and identified as such.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Participation Fee” is defined in Section 2.8.2.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on the administrative information sheets provided to the Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.20.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leveraged Lease Sales” means sales by the Company or any Subsidiary of investments, in existence on the date hereof, in assets leased to an unaffiliated lessee under leveraged lease arrangements, including any transactions between and among the Company and/or Subsidiaries that are necessary to effect the sale of such investments to a Person other than the Company or any of its Subsidiaries.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Loan Documents” means this Agreement and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.16 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the Eurodollar Base Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurodollar Base Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means, with respect to any Borrower, a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations or prospects of such Borrower, or such Borrower and its Subsidiaries taken as a whole, (ii) the ability of such Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents against such Borrower or the rights or remedies of the Agent or the Lenders thereunder.

“Material Indebtedness” means (i) any Indebtedness outstanding under the Restated Five-Year Credit Agreement and (ii) any other Indebtedness in an outstanding principal amount of $50,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Maturity Date” means (a) in the case of the Company, the Commitment Termination Date, and (b) in the case of any Borrowing Subsidiary, July 13, 2006, or, in the case of any Borrower, any date to which such Borrower’s Maturity Date shall have been extended as provided in Section 2.23.

“Money Pool Agreements” means, collectively, (i) that certain Ameren Corporation System Utility Money Pool Agreement, dated as of March 25, 1999, by and among the Company, Ameren Services Company, Union Electric, CIPS, CILCO, IP and AmerenEnergy Resources Generating Company, as amended from time to time (including, without limitation, the addition of any of their Affiliates as parties thereto), and (ii) that certain Ameren Corporation System Non-Regulated Subsidiary Money Pool Agreement, dated as of February 27, 2003, by and among the Company, Ameren Services Company, Genco and certain Subsidiaries of the Company excluding Union Electric, CIPS, CILCO and IP, as amended from time to time (including, without limitation, the addition of any of their Affiliates, other than Union Electric, CIPS, CILCO and IP, as parties thereto).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“1935 Act” means the Public Utility Holding Company Act of 1935, as amended (together with all rules, regulations and orders promulgated or otherwise issued in connection therewith).

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.16.

“Obligations” means all Loans, reimbursement obligations in respect of LC Disbursements, advances, debts, liabilities, obligations, covenants and duties owing by a Borrower to the Agent, any Issuing Bank, any Lender, the Arrangers, any affiliate of the Agent, any Issuing Bank, any Lender or the Arrangers, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to such Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means the principal component of (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its (i) Revolving Loans, (ii) Competitive Loans, (iii) LC Exposure and (iv) Swingline Exposure outstanding at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each March, June, September and December and the Facility Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Peno Creek Project” means the Chapter 100 financing transaction and agreements related thereto entered into between Union Electric and the City of Bowling Green, Missouri (the “City”) pursuant to which (i) Union Electric conveyed to and leased from the City certain land and improvements including four combustion turbine generating units, and (ii) the City issued indebtedness (which was purchased by Union Electric) to finance the acquisition of such Property.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means at a particular time, any employee benefit plan (other than a Multiemployer Plan) which is covered by ERISA or Section 412 of the Code and in respect of which a Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMCB (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Project Finance Subsidiary” means any Subsidiary created for the purpose of obtaining non-recourse financing for any operating asset that is the sole and direct obligor of Indebtedness incurred in connection with such financing. A Subsidiary shall be deemed to be a Project Finance Subsidiary only from and after the date on which such Subsidiary is expressly designated as a Project Finance Subsidiary to the Agent by written notice executed by an Authorized Officer; provided that in no event shall any Borrowing Subsidiary be designated or deemed a Project Finance Subsidiary.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the Aggregate Outstanding Credit Exposure at such time (and if there shall be no Outstanding Credit Exposures at such time, the Lenders’ Pro Rata Shares shall be determined on the basis of the Outstanding Credit Exposures then most recently in effect).

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” of a Person means any and all unsatisfied or undischarged obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction whether linked to one or more interest rates, foreign currencies, or equity prices, (including an agreement with respect thereto) now existing or hereafter entered by a Borrower or a Subsidiary (other than a Project Finance Subsidiary) which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued under Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Required Lenders” means Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VIII and for all purposes after the Loans have become due and payable pursuant to Article VIII and the Aggregate Commitment has been terminated, “Required Lenders” shall mean Lenders in the aggregate holding greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Restated Five-Year Credit Agreement” means the Existing Five-Year Credit Agreement, as amended and restated as contemplated by Section 4.1.10.

“Revolving Advance” means an Advance comprised of Revolving Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, such Lender’s LC Exposure and such Lender’s Swingline Exposure at such time.

“Revolving Eurodollar Advance” means a Revolving Advance comprising a Loan or Loans that bear interest at the Eurodollar Rate.

“Revolving Floating Rate Advance” means a Revolving Advance comprising a Loan or Loans that bear interest at a Floating Rate.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (and any conversion or continuation thereof).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Credit Exposure” means, with respect to any Borrowing Subsidiary at any time, the aggregate amount of (i) all Revolving Loans made to such Borrowing Subsidiary and outstanding at such time, (ii) all Competitive Loans made to such Borrowing Subsidiary and outstanding at such time, (iii) that portion of the LC Exposure at such time attributable to Letters of Credit issued for the account of such Borrowing Subsidiary and (iv) that portion of the Swingline Exposure at such time attributable to Swingline Loans made to such Borrowing Subsidiary.

“Subsidiary Maturity Date Extension Request” is defined in Section 2.23.

“Subsidiary Sublimit” means (a) as to each Borrowing Subsidiary other than Union Electric $150,000,000 and (b) as to Union Electric, $500,000,000 or, in the case of any Borrowing Subsidiary, any lesser amount to which the Subsidiary Sublimit of such Borrowing Subsidiary shall have been reduced pursuant to Section 2.8.

“Substantial Portion” means, with respect to the Property of a Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of such Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of such Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of such Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time; provided that if the Aggregate Commitment has been terminated such Pro Rata Share shall be determined based on the Commitments most recently in effect, but giving effect to any subsequent assignments.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.5.

“Syndication Agent” means Barclays Bank.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Fixed Rate Advance, Floating Rate Advance or Eurodollar Advance.

“Union Electric” means Union Electric Company d/b/a AmerenUE, a Missouri corporation and a Subsidiary of the Company.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

1.2.  Plural Forms. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1.  Commitment. Subject to the satisfaction of the conditions precedent set forth in Section 4.1 and 4.2, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to each Borrower from time to time from and including the Closing Date and prior to the Availability Termination Date for such Borrower in an amount not to exceed its Pro Rata Share of the Available Aggregate Commitment; provided that (i) at no time shall the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment, (ii) at no time shall the Committed Credit Exposure of any Lender exceed its Commitment and (iii) at no time shall the Subsidiary Credit Exposure of any Borrowing Subsidiary exceed the Subsidiary Sublimit of such Borrowing Subsidiary. Subject to the terms of this Agreement, each Borrower may, severally and not jointly with the other

Borrowers, borrow, repay and reborrow Revolving Loans at any time prior to the Availability Termination Date for such Borrower. The commitment of each Lender to lend to each Borrower hereunder shall automatically expire on the Availability Termination Date for such Borrower.

2.2.  Required Payments; Termination. Each Borrower, severally and not jointly with the other Borrowers, hereby unconditionally promises to pay (i) to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender to such Borrower on the Availability Termination Date for such Borrower, (ii) to the Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan made by such Lender to such Borrower on the last day of the Interest Period applicable to such Loan, which shall not be later than the Availability Termination Date for such Borrower and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Availability Termination Date for such Borrower and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan or Competitive Loan is made to a Borrower, such Borrower shall repay all Swingline Loans made to such Borrower and then outstanding. Notwithstanding the termination of the Commitments under this Agreement, until all of the Obligations of each Borrower (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements between each Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies with respect to such Borrower and its Obligations under this Agreement and the other Loan Documents shall survive.

2.3.  Loans. Each Advance hereunder shall consist of (a) Revolving Loans made by the Lenders ratably in accordance with their Pro Rata Shares of the Aggregate Commitment, (b) Competitive Loans or (c) Swingline Loans.

2.4.  Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, each Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans from time to time prior to the Availability Termination Date for such Borrower; provided that (i) the Aggregate Outstanding Credit Exposure at any time shall not exceed the Aggregate Commitment and (ii) at no time shall the Subsidiary Credit Exposure of any Borrowing Subsidiary exceed the Subsidiary Sublimit of such Borrowing Subsidiary. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may, severally and not jointly with the other Borrowers, borrow, repay and reborrow Competitive Loans.

To request Competitive Bids, the applicable Borrower shall notify the Agent of such request by telephone, in the case of a Eurodollar Advance, not later than 11:00 a.m., New York time, four Business Days before the date of the proposed Advance and, in the case of a Fixed Rate Advance, not later than 10:00 a.m., New York time, one Business Day before the date of the proposed Advance; provided that each Borrower may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Competitive Bid Request in a form approved by the Agent and signed by the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information:

(i)	the Borrower requesting an Advance;

(ii)	the aggregate amount of the requested Advance;

(iii)	the date of such Advance, which shall be a Business Day;

(iv)	whether such Advance is to be a Eurodollar Rate Advance or a Fixed Rate Advance; and

(v)	the Interest Period to be applicable to such Advance, which shall be a period contemplated by the definition of the term “Interest Period”.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b)   Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Agent and must be received by the Agent by telecopy, in the case of a Eurodollar Rate Advance, not later than 10:30 a.m., New York time, three Business Days before the proposed date of such Advance, and in the case of a Fixed Rate Advance, not later than 10:30 a.m., New York time, on the proposed date of such Advance. Competitive Bids that do not conform substantially to the form approved by the Agent may be rejected by the Agent, and the Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Advance requested by such Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c)   The Agent shall promptly notify the applicable Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d)   Subject only to the provisions of this paragraph, the applicable Borrower may accept or reject any Competitive Bid. Such Borrower shall notify the Agent by telephone, confirmed by telecopy in a form approved by the Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Rate Advance, not later than 10:30 a.m., New York time, three Business Days before the date of the proposed Advance, and in the case of a Fixed Rate Advance, not later than 10:30 a.m., New York time, on the proposed date of the Advance; provided that (i) the failure of a Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) a Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a

Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by a Borrower shall not exceed the aggregate amount of the requested Advance specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, a Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the applicable Borrower. A notice given by a Borrower pursuant to this paragraph shall be irrevocable.

(e)   The Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)   If the Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Agent pursuant to paragraph (b) of this Section.

2.5.  Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to each Borrower from time to time from and including the Closing Date and prior to the Availability Termination Date for such Borrower, in an amount that will not result in the Swingline Exposure exceeding $100,000,000; provided that (i) at no time shall the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment, (ii) at no time shall the Committed Credit Exposure of any Lender exceed its Commitment and (iii) at no time shall the Subsidiary Credit Exposure of any Borrowing Subsidiary exceed the Subsidiary Sublimit of such Borrowing Subsidiary; and provided further that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may, severally and not jointly with the other Borrowers, borrow, prepay and reborrow Swingline Loans.

(b)   Each Swingline Loan shall bear interest at (i) the rate per annum applicable to Floating Rate Advances or (ii) any other rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) which shall be quoted by the Swingline Lender on the date such Loan is made and accepted by the applicable Borrower as provided in this Section 2.5; provided, that commencing on any date on which the Swingline Lender requires the Lenders to acquire participations in a Swingline Loan pursuant to Section 2.5(d), such Loan shall bear interest at the rate per annum applicable to Floating Rate Advances.

(c)   To request a Swingline Loan, the applicable Borrower shall notify the Swingline Lender of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. If so requested by the applicable Borrower, the Swingline Lender will quote an interest rate that, if accepted by such Borrower, will be applicable to the requested Swingline Loan, and such Borrower will promptly notify the Swingline Lender in the event it accepts such rate. The Swingline Lender will promptly advise the Agent of any such notice received from such Borrower. The Swingline Lender shall make each Swingline Loan available to such Borrower by means of a credit to an account with the Swingline Lender specified by such Borrower by 3:00 p.m., New York time, on the requested date of such Swingline Loan.

(d)   The Swingline Lender may by written notice given to the Agent not later than 10:00 a.m., New York time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the Company and the applicable Borrower of any participation in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from such Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participation therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve such Borrower of any default in the payment thereof.

2.6.  Letters of Credit.

(a)   General. Subject to the terms and conditions set forth herein, (i) each Borrower may request the issuance of Letters of Credit for its own account and (ii) the Company may request the issuance of Letters of Credit for its own account and, jointly, for the account of any of its Subsidiaries (and in each case under this clause (ii), the Company shall be considered the sole Borrower under such Letter of Credit for purposes of this Agreement notwithstanding any listing of any Subsidiary as an account party or applicant with respect to such Letter of Credit), in each case in a form reasonably acceptable to the Agent and the applicable Issuing Bank, at any time and from time to time prior to the Availability Termination Date for such Borrower (with respect to any Letter of Credit referred to in clause (i) of this sentence) or the Company (with respect to any Letter of Credit referred to in clause (ii) of this sentence), as the case may be. In the event any Letter of Credit is issued for the account of a Borrowing Subsidiary under clause (ii) of the preceding sentence and the Company is solely liable under such Letter of Credit as provided in the preceding sentence, the LC Exposure related to such Letter of Credit shall not be included in the Subsidiary Credit Exposure for such Borrowing Subsidiary or otherwise applied or measured against the Subsidiary Sublimit for such Borrowing Subsidiary. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit referred to in clause (ii) of the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of LC Participation Fees and other fees due under Section 2.8.2 to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be a joint account party in respect of any such Letter of Credit).

(b)   Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the account party or account parties with respect to such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Aggregate Outstanding Credit Exposure will not exceed the Aggregate Commitment, (ii) the Committed Credit Exposure of any Lender will not exceed its Commitment, (iii) the Subsidiary Credit Exposure of any Borrowing Subsidiary will not exceed the Subsidiary Sublimit of such Borrowing Subsidiary, (iv) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank and (v) if the Commitment Termination Date shall have been extended pursuant to Section 2.23(a) with respect to some of but not all the Lenders, the portion of the LC Exposure attributable to Letters of Credit with expiry dates after the Existing Commitment Termination Date (as defined in Section 2.23(a)) will not exceed the portion of the Aggregate Commitment attributable to the Commitments of the Consenting Lenders (as defined in Section 2.23(a)). If the Required Lenders notify the Issuing Banks that a Default exists and instruct the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit without the consent of the Required Lenders until such notice is withdrawn by the Required Lenders (and each Lender that shall have delivered such notice agrees promptly to withdraw it at such time as no Default exists).

(c)   Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Availability Termination Date for the applicable Borrower.

(d)   Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)   Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.5 that such payment be financed with a Floating Rate Advance or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Advance or Swingline Loan. If such Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Pro Rata Share of the payment then due from such Borrower, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from such Borrower pursuant to this paragraph, the Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Floating Rate Advance or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.

(f)   Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be several, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Agent, the Lenders or the Issuing Banks, or any of their respective affiliates, directors, officers or employees, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), an Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof and subject to any non-waivable provisions of the laws and/or other rules to which a Letter of Credit is subject, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)   Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)   Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Floating Rate Advances; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14 shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)   Cash Collateralization. If any Default with respect to a Borrower shall occur and be continuing, on the Business Day that such Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the portion of the LC Exposure as of such date attributable to Letters of Credit issued for the account of such Borrower, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to such Borrower described in Sections 7.6 or 7.7. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of such Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at such Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse each Issuing Bank for LC Disbursements under Letters of Credit issued for the account of such Borrower for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of future reimbursement obligations under Letters of Credit issued for the account of such Borrower or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default with respect to such Borrower, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Defaults with respect to such Borrower have been cured or waived.

(j)   Designation of Additional Issuing Banks. From time to time, the Borrowers may by notice to the Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrowers and the Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Borrowers and the Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

2.7.  Types of Advances. Revolving Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.10 and 2.11. Swingline Loans will be Floating Rate Advances. Competitive Loans may be Eurodollar Rate Advances or Fixed Rate Advances, or a combination thereof, selected by the applicable Borrower in accordance with Section 2.4.

2.8.  Facility Fee; Letter of Credit Fees; Reductions in Aggregate Commitment.

2.8.1   Facility Fee.  The Company agrees to pay to the Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to the  Applicable Fee Rate on such Lender’s Commitment (whether used or unused) from and including the
Closing Date to and including the Facility Termination Date, payable quarterly in arrears on each Payment Date hereafter and on the Facility Termination Date, provided that, if any Lender continues to have Revolving Credit Exposure outstanding hereunder after the termination of its Commitment (including, without limitation, during any period when Loans or Letters of Credit may be outstanding but new Loans or Letters of Credit may not be borrowed or issued hereunder), then the Facility Fee shall continue to accrue on the aggregate principal amount of the Revolving Credit Exposure of such Lender until such Lender ceases to have any Revolving Credit Exposure and shall be payable on demand.<?xml:namespace prefix = o />

2.8.2   Letter of Credit Fees. Each Borrower agrees, severally and not jointly with the other Borrowers, to pay (i) to the Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower (the “LC Participation Fee”), which shall accrue at the Applicable Fee Rate on the average daily amount of that portion of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued  for the account of such Borrower during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s
Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between such Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank for the account of such Borrower (excluding any portion thereof attributable to unreimbursed LC disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any
Letter of Credit issued by such Issuing Bank for the account of such Borrower or processing of drawings thereunder. LC Participation Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees accrued for the account of any Borrower shall be payable on the Availability Termination Date for such Borrower and any such fees accruing after the Availability Termination Date for such Borrower shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable promptly upon receipt of an invoice therefor.

2.8.3   Termination of and Reductions in Aggregate Commitment and Subsidiary Sublimits. The Aggregate Commitment and the Commitment of each Lender will automatically terminate on the Commitment Termination Date. The Company may permanently reduce the Aggregate Commitment and each Borrowing Subsidiary may permanently reduce its respective Subsidiary Sublimit, in whole or in part, ratably among the Lenders in integral multiples of $5,000,000, upon at least ten (10) Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that (i) the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure and (ii) the Subsidiary Sublimit of any Borrowing Subsidiary may not be reduced below the Subsidiary Credit Exposure of such Borrowing Subsidiary.

2.9.  Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that (i) any Floating Rate Advance may be in the amount of the Available Aggregate Commitment and (ii)  any Floating Rate Advance to a Borrowing Subsidiary may be in the amount equal to the lesser of the Available Aggregate Commitment and the amount by which the Subsidiary Sublimit of such Borrowing Subsidiary exceeds the Subsidiary Credit Exposure of such Borrowing Subsidiary.

2.10.  Optional Principal Payments. Each Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances of such Borrower, or any portion of such outstanding Floating Rate Advances, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, upon one (1) Business Day’s prior notice to the Agent. Each Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances of such Borrower, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of such outstanding Eurodollar Advances upon three (3) Business Days’ prior notice to the Agent; provided that no Competitive Loan may be prepaid without the consent of the applicable Lender.

2.11.  Method of Selecting Types and Interest Periods for New Revolving Advances. The applicable Borrower shall select the Type of each Revolving Advance and, in the case of each Revolving Eurodollar Advance, the Interest Period applicable thereto; provided that there shall be no more than three (3) Interest Periods in effect with respect to all of the Revolving Loans of any single Borrower at any time, unless such limit has been waived by the Agent in its sole discretion. The applicable Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) on the Borrowing Date of each Revolving Floating Rate Advance and three Business Days before the Borrowing Date for each Revolving Eurodollar Advance, specifying:

(i)	the Borrower requesting such Borrowing,

(ii)	the Borrowing Date, which shall be a Business Day, of such Advance,

(iii)	the aggregate amount of such Advance,

(iv)	the Type of Advance selected, and

(v)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

The Agent shall provide written notice of each request for borrowing under this Section 2.11 by 11:00 a.m. (New York time) (or, if later, within one hour after receipt of the applicable Borrowing Notice from such Borrower) on each Borrowing Date for each Floating Rate Advance or on the third Business Day prior to each Borrowing Date for each Eurodollar Advance, as applicable. Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in Federal or other funds immediately available in New York to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Lenders available to such Borrower at the Agent’s aforesaid address.

2.12.  Conversion and Continuation of Outstanding Revolving Advances; No Conversion or Continuation of Revolving Eurodollar Advances After Default. Revolving Floating Rate Advances shall continue as Floating Rate Advances unless and until such Revolving Floating Rate Advances are converted into Revolving Eurodollar Advances pursuant to this Section 2.12 or are repaid in accordance with Section 2.10. Each Revolving Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Revolving Eurodollar Advance shall be automatically converted into a Revolving Floating Rate Advance unless (x) such Revolving Eurodollar Advance is or was repaid in accordance with Section 2.10 or (y) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Revolving Eurodollar Advance continue as a Revolving Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.9, a Borrower may elect from time to time to convert all or any part of a Revolving Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Revolving Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.12, during the continuance of a Default or an Unmatured Default with respect to a Borrower, the Agent may (or shall at the direction of the Required Lenders), by notice to such Borrower, declare that no Revolving Advance of such Borrower may be made, converted or continued as a Eurodollar Advance. The applicable Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Revolving Advance or continuation of a Revolving Eurodollar Advance not later than 11:00 a.m. (New York time) at least one (1) Business Day, in the case of a conversion into a Revolving Floating Rate Advance, or three (3) Business Days, in the case of a conversion into or continuation of a Revolving Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance to be converted or continued, and

(iii)	the amount of the Advance to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

This Section shall not apply to Competitive Loans or Swingline Loans, which may not be converted or continued.

2.13.   Interest Rates, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.12, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.12, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Agent as applicable to such Eurodollar Advance based upon the applicable Borrower’s selections under Sections 2.10 and 2.11 and otherwise in accordance with the terms hereof. Each Fixed Rate Advance shall bear interest at the Fixed Rate applicable thereto.

2.14.  Rates Applicable After Default. During the continuance of a Default with respect to any Borrower, the Required Lenders may, at their option, by notice to such Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of

Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable during such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default with respect to any Borrower under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances, fees and other Obligations of such Borrower hereunder without any election or action on the part of the Agent or any Lender.

2.15.  Funding of Loans; Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent, by 12:00 noon (New York time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of any Borrower maintained with JPMCB for each payment of principal, interest and fees owed by such Borrower as it becomes due hereunder.

2.16.  Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)
The Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made to each Borrower hereunder, the Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (c) the effective date and amount of each Assignment Agreement delivered to and accepted by it pursuant to Section 12.3 and the parties thereto, (d) the amount of any sum received by the Agent hereunder from each Borrower and each Lender’s share thereof, and (e) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(iii)
The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence absent manifest error of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of such Borrower to repay the Obligations in accordance with their terms.

(iv)	Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit E (a “Note”). In such event, the applicable

Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.17.  Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.18.  Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of each applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Fixed Rate Loan shall be payable on the last day of the Interest Period applicable to the Advance of which such Loan is a part and, in the case of a Fixed Rate Advance with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as dates for payment of interest with respect to such Advance. Interest accrued on each Swingline Loan shall be payable on the day that such Loan is required to be repaid. Interest accrued on any Advance that is not paid when due shall be payable on demand and on the date of payment in full. Interest on Eurodollar Advances, Fixed Rate Loans and fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (New York time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.19.  Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Agent will notify each Lender in writing of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify the applicable Borrower and each Lender of the interest rate applicable to each Revolving Eurodollar Advance promptly upon determination of such interest rate and will give each Borrower and each Lender prompt notice of each change in the Alternate Base Rate.

2.20.  Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.21.  Non-Receipt of Funds by the Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Agent prior to the date (or, in the case of a Lender with respect to a Revolving Floating Rate Advance under Section 2.11, prior to the time) on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.22.  Replacement of Lender. If any Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrowers may elect, if such amounts continue to be charged or such suspension is still effective, to terminate or replace the Commitment of such Affected Lender, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such termination or replacement, (i) if the Affected Lender is being replaced, another bank or other entity which is reasonably satisfactory to the Borrowers and the Agent shall agree, as of such date, to purchase for cash at face amount the Outstanding Credit Exposure of the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) each Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the purchasing lender and (iii) if the Affected Lender is being terminated, each Borrower shall pay to such Affected Lender all Obligations due from such Borrower to such Affected Lender (including the amounts described in the immediately preceding clauses (i) and (ii) plus the outstanding principal balance of such Affected Lender’s Advances and the amount of such Lender’s funded participations in unreimbursed LC Disbursements). Notwithstanding the foregoing, the Borrowers may not terminate the Commitment of an Affected Lender if, after giving effect to such termination, (x) the Aggregate Outstanding Credit Exposure would exceed the Aggregate Commitment, or (y) the Subsidiary Credit Exposure of any Borrowing Subsidiary would exceed the Subsidiary Sublimit of such Borrowing Subsidiary.

2.23.  Extension of Commitment Termination Date and Borrowing Subsidiary Maturity Dates. (a)  Extension of Commitment Termination Date. The Company may, by notice to the Agent (which shall promptly deliver a copy to each of the Lenders) given not less than 45 days and not more than 60 days prior to any of the first four anniversaries of the Closing Date (a “Commitment Extension Request”), request that the Lenders extend the Commitment Termination Date for an additional period of one year. Each Lender shall, by notice to the Company and the Agent given not later than the 20th day after the date of the Agent’s receipt of the Company’s Commitment Extension Request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to a Commitment Extension Request, then the Commitment Termination Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Commitment Termination Date theretofore in effect.  The decision to agree or withhold agreement to any Commitment Extension Request shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Commitment Termination Date in effect prior to giving effect to any such extension (such Commitment Termination Date being called the “Existing Commitment Termination Date”). The principal amount of any outstanding Loans made by Declining Lenders (including any such Loans made to Borrowing Subsidiaries, whether or not the Maturity Dates applicable to such Borrowing Subsidiaries shall have been extended as provided in paragraph (b) of this Section), together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Commitment Termination Date, and on the Existing Commitment Termination Date, the Borrowers shall also make such other prepayments of their respective Loans pursuant to Section 2.10 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, (i) the Aggregate Outstanding Credit Exposure will not exceed the Aggregate Commitment and (ii) the Committed Credit Exposure of each Lender will not exceed its Commitment. Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to Section 12.3, at any time prior to the Existing Commitment Termination Date, to replace a Declining Lender with a Lender or other financial institution that will agree to a Commitment Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Commitment Termination Date pursuant to this paragraph shall become effective unless (i) the Agent shall have received documents consistent with those delivered with respect to the Company under Sections 4.1.1 through 4.1.6, giving effect to such extension and (ii) on the anniversary of the Closing Date that immediately follows the date on which the Company delivers the applicable Commitment Extension Request, the conditions set forth in Sections 4.2.1 and 4.2.2 shall be satisfied (with all references in Sections 5.5 and 5.7 to “the date of this Agreement” being deemed to be references to the date of such anniversary of the Closing Date), and the Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer, the controller or the treasurer of the Company.

(b)   Extension of Borrowing Subsidiary Maturity Dates. Any Borrowing Subsidiary may, by notice (a “Subsidiary Maturity Date Extension Request”) to the Agent (which shall promptly deliver a copy to each of the Lenders) given not less than 45 days and not more than 60 days prior to the then-current Maturity Date with respect to such Borrowing Subsidiary, request an extension of such Maturity Date with respect to such Borrowing Subsidiary to a date 364 days after such Maturity Date (the Maturity Date in effect prior to any such extension being called the “Existing Maturity Date” with respect to such Borrowing Subsidiary) and on or prior to (but in no event after) the Commitment Termination Date (including any date to which the Commitment Termination Date has been extended or is simultaneously being extended pursuant to paragraph (a) above) or, if the Commitment Termination Date shall have been or is simultaneously being extended as to some but not all of the Lenders, the latest date to which the Commitment Termination Date applicable to any Lenders shall have been or is being so extended. Each Lender shall, by notice to such applicable Borrowing Subsidiary, the Company and the Agent given not later than the 20th day after the date of the Agent’s receipt of such Borrowing Subsidiary’s Subsidiary Maturity Date Extension Request, advise such applicable Borrowing Subsidiary and the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised such applicable Borrowing Subsidiary, the Company and the Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to a Subsidiary Maturity Date Extension Request, then the Maturity Date with respect to the applicable Borrowing Subsidiary shall, as to both the Consenting Lenders and the Declining Lenders, be extended to the date 364 days after the Existing Maturity Date with respect to such Borrowing Subsidiary; provided, that the Maturity Date with respect to a Borrowing Subsidiary shall in no event be extended beyond the latest date to which the Commitment Termination Date applicable to any Lenders shall have been extended. Notwithstanding the foregoing, no extension of the Maturity Date with respect to any Borrowing Subsidiary pursuant to this paragraph shall become effective unless (i) the Agent shall have received documents consistent with those delivered with respect to such Borrowing Subsidiary under Sections 4.1.1 through

4.1.6, giving effect to such extension and (ii) on the Existing Maturity Date applicable to such Borrowing Subsidiary, the conditions set forth in Sections 4.2.1 and 4.2.2 shall be satisfied with respect to such Borrowing Subsidiary (with all references in Sections 5.5 and 5.7 to “the date of this Agreement” being deemed to be references to such Existing Maturity Date), and the Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer, the controller or the treasurer of such Borrowing Subsidiary.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.  Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

3.1.1   subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to
                                        Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

3.1.2   imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

3.1.3   imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Commitment, Eurodollar Loans or Fixed Rate Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Commitment, Eurodollar Loans or Fixed Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Commitment, Eurodollar Loans or Fixed Rate Loans held or interest received by it, by an amount deemed material by such Lender,

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Commitment, Eurodollar Loans or Fixed Rate Loans or to reduce the return received by such Lender or applicable Lending Installation in connection with such Commitment, Eurodollar Loans or Fixed Rate Loans, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender, the Borrowers shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2.  Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender, the Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of, or change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

3.3.  Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (y) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, or (iii) no reasonable basis exists for determining the Eurodollar Base Rate, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.  Funding Indemnification. If any payment of a Eurodollar Advance or a Fixed Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, a Fixed Rate Loan is not made or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by the applicable Borrower for any reason other than default by the Lenders, or a Eurodollar Advance or Fixed Rate Loan is not prepaid on the date specified by such Borrower for any reason, such Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance or Fixed Rate Loan.

3.5.  Taxes. (i) All payments by any Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder by such Borrower to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof or, if a receipt cannot be obtained with reasonable efforts, such other evidence of payment as is reasonably acceptable to the Agent, in each case within 30 days after such payment is made.

(ii)
In addition, the Borrowers severally agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii)
The Borrowers shall indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv)
Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date on which it becomes a party to this Agreement (but in any event before a payment is due to it hereunder), (i) deliver to the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or (ii) in the case of a Non-U.S. Lender that is fiscally transparent, deliver to the Agent a United States Internal Revenue Form W-8IMY together with the applicable accompanying forms, W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrowers and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrowers or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any  such delivery  would  otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)
For any period during which a Non-U.S. Lender has failed to provide any Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which such Non-U.S. Lender became a party to this Agreement), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, each Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)
Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii)
If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all reasonable costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6.  Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the applicable Borrower (with a copy to the Agent and the Company) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on such Borrower in the absence of manifest error, and upon reasonable request of such Borrower, such Lender shall promptly provide supporting documentation describing and/or evidence of the applicable event giving rise to such amount to the extent not inconsistent with such Lender’s policies or applicable law. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the applicable Borrower of such written statement. The obligations of each Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7.  Alternative Lending Installation. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. A Lender’s designation of an alternative Lending Installation shall not affect the Borrowers’ rights under Section 2.22 to replace a Lender.

3.8.  Allocation of Amounts Payable Among Borrowers. Each amount payable by “the Borrowers” under this Article shall be an obligation of, and shall be discharged (a) to the extent arising out of acts, events and circumstances related to a particular Borrower, by such Borrower and (b) otherwise, by all the Borrowers, with each Borrower being severally liable for such Borrower’s Contribution Percentage of such amount, provided that in consideration of the availability, on the terms set forth herein, of the entire amount of the Commitments in the form of borrowings by and Letters of Credit issued for the account of the Company, the Company agrees that, if one or more of the Borrowing Subsidiaries shall fail to pay any amount owed by it under clause (b) of this Section after a demand shall have been made by the Person to which such amount is owed, the Company shall promptly pay such amount (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Borrowing Subsidiary under this Section).

ARTICLE IV

CONDITIONS PRECEDENT

4.1.  Initial Credit Extension. The Lenders and the Issuing Banks shall not be required to make the initial Credit Extension hereunder unless the following conditions precedent have been satisfied and the Borrowers have furnished to the Agent with sufficient copies for the Lenders and the Issuing Banks:

4.1.1   Copies of the articles or certificate of incorporation of each Borrower, together with all amendments thereto, certified by the appropriate governmental officer in the jurisdiction of incorporation of such Borrower,

            and a certificate of good standing with respect to each Borrower from the appropriate governmental officer in its jurisdiction of incorporation.

4.1.2   Copies, certified by the Secretary or Assistant Secretary of each Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party.

4.1.3        An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear  the signatures of the Authorized Officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party,  upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.

4.1.4   A certificate, signed by the Chairman, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, any Senior Vice

President, any Vice President or the Treasurer of each Borrower, stating that on the initial Credit Extension Date (a) no Default or Unmatured Default has
occurred and is continuing with respect to such Borrower, (b) all of the representations and warranties in Article V shall be true and correct in all material respects as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date and (c) the condition set forth in Section 4.1.9 below has been or is simultaneously being satisfied.

4.1.5   Written opinions of the Borrowers’ counsel, in form and substance satisfactory to the Agent and addressed to the Lenders, in substantially the form of Exhibits A.1 and A.2.

4.1.6   Delivery of copies of the required regulatory authorizations identified on Schedule 4.

4.1.7   Any Notes requested by Lenders pursuant to Section 2.16 payable to the order of each such requesting Lender.

4.1.8   Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an
                                    Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

4.1.9   Evidence satisfactory to the Agent that the Existing Credit Agreements shall have been or shall simultaneously with the effectiveness of this Agreement on the Closing Date be terminated (except for those provisions that expressly survive the termination thereof) or that the commitments thereunder shall have expired in accordance with their terms, and all loans and letters of credit outstanding, if any, and other amounts owed to the lenders or

agents thereunder shall have been, or shall simultaneously with the effectiveness of this Agreement be, paid or terminated in full.

4.1.10   Evidence satisfactory to the Agent that the Company’s Existing Five-Year Credit Agreement shall have been amended and restated in substantially the form heretofore made available to the Lenders.

4.1.11   All documentation and other information that any Lender shall reasonably have requested in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

4.1.12   Such other documents as any Lender or its counsel may have reasonably requested.

4.2.  Each Credit Extension. The Lenders and the Issuing Banks shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

4.2.1   There exists no Default or Unmatured Default.

4.2.2   The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

4.2.3   All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

4.2.4   (a) In the case of any Credit Extension to the Company or IP which would (i) be made after June 30, 2007, (ii) cause the aggregate principal amount of short-term indebtedness for borrowed money of the Company or IP, as the case may be, to exceed $1,500,000,000 or $500,000,000, respectively or (iii) cause the aggregate principal amount of issuances and sales by the Company of capital stock, preferred stock, the other securities specified in the SEC order referred to in
Section 5.18 and long-term indebtedness for borrowed money to exceed $2,500,000,000, then, unless such authorization is no longer required by applicable laws and regulations (and the Agent shall have received confirmation thereof reasonably satisfactory to it), such Credit Extension shall have been duly authorized by an order of the SEC under the 1935 Act (or of any governmental agency that may succeed to the authority of the SEC under the 1935 Act) and the Agent shall have received a true and complete copy of such order authorizing such Credit Extension.

(b)   In the case of any Credit Extension to Union Electric, CIPS or CILCO which would (i) be made after March 31, 2006 or
                            (ii) cause the aggregate principal amount of short-term indebtedness for borrowed money of Union Electric, CIPS or CILCO, as the case may be, to exceed

$1,000,000,000, $250,000,000 or $250,000,000, respectively, then, unless such authorization is no longer required by applicable laws and regulations (and the Agent shall have received confirmation thereof reasonably satisfactory to it), such Credit Extension shall have been duly authorized by an order of the SEC under the 1935 Act (or of any governmental agency that may succeed to the authority of the SEC under the 1935 Act) and the Agent shall have received a true and complete copy of such order authorizing such Credit Extension.

(c)   In the case of any Credit Extension to Genco which would (i) be made after June 22, 2006 or (ii) cause the aggregate principal amount of short-term indebtedness for borrowed money of Genco to exceed $300,000,000, then, unless such authorization is no longer required by applicable laws and regulations  (and the Agent shall have received confirmation thereof reasonably satisfactory to it), such Credit Extension shall have been duly authorized by an order of the FERC (or of any governmental agency that may succeed to the authority of the FERC) and the Agent shall have received a true and complete copy of such order authorizing such Credit Extension.

Each Borrowing Notice or request for the issuance of a Letter of Credit with respect to each such Credit Extension shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2.1, 4.2.2, 4.2.3 and 4.2.4 have been satisfied. Any Lender or Issuing Bank may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each Lender, each Issuing Bank and the Agent, as to such Borrower and, as applicable, its Subsidiaries, as of each of (i) the Closing Date, (ii) the date of the initial Credit Extension to such Borrower hereunder (if different from the Closing Date) and (iii) each date as of which such Borrower is deemed to make the representations and warranties set forth in this Article under Section 4.2:

5.1.  Existence and Standing. Such Borrower and each of its Subsidiaries (other than any Project Finance Subsidiary) is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.  Authorization and Validity. Such Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by such Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan

Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) requirements of reasonableness, good faith and fair dealing.

5.3.  No Conflict; Government Consent. Neither the execution and delivery by such Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries or (ii) such Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Borrower or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Borrower or any of its Subsidiaries, is required to be obtained by such Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings and issuances of Letters of Credit under this Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.  Financial Statements. The December 31, 2004, consolidated financial statements of such Borrower, audited by PricewaterhouseCoopers LLP, for the fiscal year ended December 31, 2004, and the unaudited consolidated balance sheet of such Borrower as of March 31, 2005, and the related unaudited statement of income and statement of cash flows for the three-month period then ended, copies of which have been furnished to each Lender, fairly present in all material respects (subject in the case of such balance sheet and statement of income for the period ended March 31, 2005, to year-end adjustments) the consolidated financial condition of such Borrower at such dates and the consolidated results of the operations of such Borrower for the periods ended on such dates, were prepared in accordance with generally accepted accounting principles in effect on the dates such statements were prepared (except for the absence of footnotes and subject to year end audit adjustments) and fairly present the consolidated financial condition and operations of such Borrower at such dates and the consolidated results of their operations for the periods then ended.

5.5.  Material Adverse Change. As of the date of this Agreement, since December 31, 2004, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of such Borrower and its Subsidiaries (other than any Project Finance Subsidiary) which could reasonably be expected to have a Material Adverse Effect (a “Material Adverse Change”) with respect to such Borrower, except for the Disclosed Matters; provided, however, that neither (i) any ratings downgrade applicable to the Indebtedness of any Borrower or any of its Subsidiaries by Moody’s or S&P nor (ii) such Borrower’s or any of its Subsidiaries’ inability to place commercial paper in the capital markets, shall, in and of themselves, be deemed events constituting a Material Adverse Change.

5.6.  Taxes. Such Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by such Borrower or any of its Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists (except as permitted by Section 6.13.2). The Internal Revenue Service has completed audits of the United States federal income tax returns filed by Union Electric for all periods through the calendar taxable year ending December 31, 1997 and by CIPSCO, Inc. for all periods through the calendar taxable year ending December 31, 1997. The Internal Revenue Service has not completed audits of the United States federal income tax returns filed by any Borrower and its Subsidiaries for subsequent periods. No claims have been, or are being, asserted with respect to such taxes that could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower and no liens have been filed with respect to such taxes. The charges, accruals and reserves on the books of such Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7.  Litigation and Contingent Obligations. On the date of this Agreement, other than the Disclosed Matters, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting such Borrower or any of its Subsidiaries which could, if determined adversely to such Borrower or its Subsidiaries, reasonably be expected to have a Material Adverse Effect with respect to such Borrower or which seeks to prevent, enjoin or delay the making of any Loans to such Borrower. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower, such Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.  Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of such Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by such Borrower or other Subsidiaries of such Borrower. All the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.  ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.10.  Accuracy of Information. The information, exhibits or reports with respect to such Borrower furnished to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents as of the date furnished do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.  Regulation U. Neither such Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulation U), and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) will constitute less than 25% of the value of those assets of such Borrower and its Subsidiaries that are subject to any limitation on sale, pledge, or any other restriction hereunder.

5.12.  Material Agreements. Neither such Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower as described in clauses (ii) and/or (iii) of the definition thereof. Neither such Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect with respect to such Borrower or (ii) any agreement or instrument evidencing or governing Indebtedness, which default could be reasonably expected to have a Material Adverse Effect with respect to such Borrower.

5.13.  Compliance With Laws. Except for the Disclosed Matters, such Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, non-compliance with which could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

5.14.  Ownership of Properties. On the date of this Agreement, such Borrower and its Subsidiaries have good title (except for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties for the intended purposes), free of all Liens other than those permitted by Section 6.13, to all of the assets material to such Borrower’s business reflected in such Borrower’s most recent consolidated financial statements provided to the Agent, as owned by such Borrower and its Subsidiaries.

5.15.  Plan Assets; Prohibited Transactions. Such Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and assuming the accuracy of the representations and warranties made in Section 9.12 and in any assignment made pursuant to Section 12.3.3, neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.  Environmental Matters. In the ordinary course of its business, the officers of such Borrower consider the effect of Environmental Laws on the business of such Borrower and its

Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to such Borrower due to Environmental Laws. On the basis of this consideration, such Borrower has concluded that, other than the Disclosed Matters, Environmental Laws cannot reasonably be expected to have a Material Adverse Effect with respect to such Borrower. Except for the Disclosed Matters, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, neither such Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

5.17.  Investment Company Act. Neither such Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18.  Public Utility Holding Company Act; Securities and Exchange Commission Authorization; Federal Energy Regulatory Commission. The Company is a “holding company”, and each of Union Electric, CIPS, CILCO and IP is a “public utility company”, as such terms are defined in the 1935 Act. The SEC, in accordance with the 1935 Act, has issued orders authorizing:

(a)   the incurrence by the Company or IP of short-term indebtedness for borrowed money in an aggregate principal amount not to exceed at any time $1,500,000,000 or $500,000,000, respectively, or (b) the issuance and sale by the Company of capital stock, preferred stock, certain other specified securities and long-term indebtedness for borrowed money in an aggregate principal amount not to exceed at any time $2,500,000,000, subject to, among other things, the condition that all such indebtedness be issued on or before June 30, 2007 and, in the case of short-term indebtedness, mature not later than 364 days thereafter, unless the 1935 Act is repealed or revised; and

(b)   the incurrence by Union Electric, CIPS or CILCO of short-term indebtedness for borrowed money in an aggregate principal amount not to exceed $1,000,000,000, $250,000,000 or $250,000,000, respectively, subject to, among other things, the condition that all such indebtedness be issued on or before March 31, 2006 and mature not later than 364 days thereafter, unless the 1935 Act is repealed or revised.

Genco is certified by the FERC as an “exempt wholesale generator” under the Energy Policy Act of 1992. Genco is not a “public utility company” under the 1935 Act. The FERC, in accordance with the Federal Power Act, has issued an order authorizing the incurrence by Genco of short-term indebtedness for borrowed money in an aggregate principal amount not to exceed $300,000,000, subject to, among other things, the condition that all such indebtedness be issued on or before June 22, 2006 and mature not later than 364 days thereafter, unless the Federal Power Act is repealed or revised.

Loans extended under this Agreement are short-term indebtedness for borrowed money and, in the case of the Company only, also long-term indebtedness for borrowed money within the meaning of the aforesaid orders of the SEC and the FERC. Unless such authorization is no longer required by applicable laws and regulations (and the Agent shall have received confirmation thereof reasonably satisfactory to it), additional authorization from the SEC or the FERC (or any governmental agency that succeeds to the authority of the SEC or the FERC), as applicable, will be necessary in order for (i) the Company or IP, after June 30, 2007, (ii) Union Electric, CIPS or CILCO after March 31, 2006, and (iii) Genco, after June 22, 2006, to obtain any Advances under this Agreement or to incur or issue short-term indebtedness for borrowed money and, in the case of the Company, long-term indebtedness for borrowed money, in each case including, without limitation, Loans extended under this Agreement. Except for the aforesaid orders of the SEC and the FERC (as listed on Schedule 4 hereto), on the Closing Date no regulatory authorizations, approvals, consents, registrations, declarations or filings are required in connection with the borrowings by, and issuances of Letters of Credit for the account of, each Borrower hereunder or the performance by each Borrower of the Obligations.

5.19.  Insurance. Such Borrower maintains, and has caused each of its Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are consistent with sound business practice.

5.20.  No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing with respect to such Borrower.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.  Financial Reporting. Each Borrower will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Agent, and the Agent shall promptly deliver to each of the Lenders (it being agreed that the obligation of any Borrower to furnish the financial statements referred to in paragraphs 6.1.1 and 6.1.2 below may be satisfied by the delivery of annual and quarterly reports from such Borrower to the SEC on Forms 10-K and 10-Q containing such statements):

6.1.1   Within 90 days after the close of each fiscal year, such Borrower’s audited financial statements prepared in accordance with Agreement Accounting
                            Principles on a consolidated basis, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of a nationally recognized firm of independent public accountants; (b) any management letter prepared by said accountants, and
(c) a certificate of said accountants that, in the course of their audit of the foregoing, they have obtained no knowledge of any Default by such Borrower, or if, in the opinion

of such accountants, any such Default shall exist, stating the nature and status thereof.

6.1.2   Within 45 days after the close of the first three quarterly periods of each of its fiscal years, such Borrower’s consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer, controller or treasurer.

6.1.3   Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by such Borrower’s chief financial officer, controller or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no  Default or Unmatured Default with respect to such Borrower exists, or if any such Default or Unmatured Default exists, stating the nature and status thereof.

6.1.4   As soon as possible and in any event within 10 days after such Borrower knows that any ERISA Event has occurred that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of such Borrower, its Subsidiaries or any Commonly Controlled Entity
in  an aggregate amount exceeding $25,000,000, a statement, signed by the chief financial officer, controller or treasurer of such Borrower, describing said ERISA Event and the action which such Borrower proposes to take with respect thereto.

6.1.5   As soon as possible and in any event within 10 days after receipt by such Borrower, a copy of (a) any notice or claim to the effect that such Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by such Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by such Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect with respect to such
Borrower.

6.1.6   Promptly upon becoming aware thereof, notice of any upgrading or downgrading of the rating of such Borrower’s senior unsecured debt, commercial  paper or First Mortgage Bonds by Moody’s or S&P.

6.1.7   Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2.  Use of Proceeds and Letters of Credit. Each Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Advances to repay any and all amounts outstanding under the Existing Credit Agreements and for general corporate purposes, including without limitation, for working capital, commercial paper liquidity support with respect to commercial paper issued by such Borrower or its Subsidiaries, to fund loans under and pursuant to the Money Pool Agreements, and to pay fees and expenses incurred in connection with this Agreement. Each Borrower shall use the proceeds of Advances in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and Regulation X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Each Borrower shall use the Letters of Credit for general corporate purposes.

6.3.  Notice of Default. Within five (5) Business Days after an Authorized Officer of any Borrower becomes aware thereof, such Borrower will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and, unless otherwise reported to the SEC in such Borrower’s filings under the Securities Exchange Act of 1934, of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

6.4.  Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise in which it is presently conducted or in a manner or fields of enterprise reasonably related thereto and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Notwithstanding the foregoing, no Borrower shall be prohibited from dissolving any Inactive Subsidiary or from the sale of any Subsidiary or assets pursuant to governmental or regulatory order or pursuant to Section 6.11.

6.5.  Taxes. Each Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been recorded in accordance with Agreement Accounting Principles.

6.6.  Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all its Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice, and such Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7.  Compliance with Laws; Securities and Exchange Commission and Federal Energy Regulatory Commission Authorization.

(a)  Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

(b)   From time to time prior to the expiration of the approval of the SEC, in accordance with the 1935 Act, and/or FERC, as applicable, described in Section 5.18 with respect to such Borrowers’ Indebtedness, so long as this Agreement remains in effect or the Obligations incurred by such Borrower under or in connection herewith remain outstanding, such Borrower will obtain an extension of such approval and such Borrower shall provide a notice to the Agent of the receipt of such extension, which notice shall include the expiration date of the most recent approval and the total amount of Indebtedness of such Borrower authorized therein. Each Borrower further agrees not to request any Advance or permit any Loan to remain outstanding hereunder in violation of the above mentioned SEC and/or FERC approval or any conditions thereof, as in effect from time to time.

6.8.  Maintenance of Properties. Subject to Section 6.11, each Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property used in the operation of its business in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.  Inspection; Keeping of Books and Records. Each Borrower will, and will cause each of its Subsidiaries to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of such Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of such Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate. Each Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default with respect to a Borrower has occurred and is continuing, such Borrower, upon the Agent’s request, shall turn over copies of any such records to the Agent or its representatives.

6.10.  Merger. Each Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except (i) any Subsidiary other than a Borrowing Subsidiary may merge or consolidate with a Borrower if such Borrower is the corporation surviving such merger, (ii) any Borrowing Subsidiary may merge or consolidate with the Company if the Company is the corporation surviving such merger, (iii) any Subsidiary other than a Borrowing Subsidiary may merge or consolidate with any other Subsidiary, provided that each Borrower’s aggregate direct and indirect ownership interest in the survivor thereof shall not be less than such Borrower’s direct and indirect ownership interest in either of such Subsidiaries prior to such merger, and (iv) any Borrower or any Subsidiary may merge or consolidate with any Person other than a Borrower or a Subsidiary if (a) such Person was organized under the laws of the United States of America or one of its States and (b) such Borrower or such

Subsidiary is the corporation surviving such merger; provided that, in each case, after giving effect thereto, no Default with respect to such Borrower will be in existence.

6.11.  Dispositions of Assets. No Borrower will, or will permit any of its Subsidiaries to, lease, sell or otherwise dispose of its Property to any other Person, including any of its Subsidiaries, whether existing on the date hereof or hereafter created, except:

6.11.1   Sales of electricity, natural gas, emissions credits and other commodities in the ordinary course of business.

6.11.2   A disposition of assets by a Subsidiary of such Borrower (other than a Subsidiary of such Borrower that is itself a Borrowing Subsidiary) to such Borrower or another Subsidiary of such Borrower.

6.11.3   A disposition by a Borrowing Subsidiary to one of its Subsidiaries of Property received by such Borrowing Subsidiary after the date hereof from the Company or another Subsidiary (other than a Borrowing Subsidiary) specifically for transfer to the Subsidiary of such Borrowing Subsidiary.

6.11.4   The payment of cash dividends by any Subsidiary to holders of its equity interests.

6.11.5   Advances of cash in the ordinary course of business pursuant to the Money Pool Agreements or other intercompany borrowing arrangements with terms substantially similar to the Money Pool Agreements.

6.11.6   A disposition of obsolete property or property no longer used in the business of such Borrower or its Subsidiaries.

6.11.7   The transfer pursuant to a requirement or law or any regulatory authority having jurisdiction, of functional and/or operational control of\ (but not of title to) transmission facilities of such Borrower or its Subsidiaries to an Independent System Operator, Regional Transmission Organization or to some other entity which has responsibility for operating and planning a regional transmission system.

6.11.8   Dispositions pursuant to Leveraged Lease Sales.

6.11.9   In the case of Genco, direct loans to its railroad subsidiary up to a maximum of $25,000,000 outstanding at any time.

6.11.10   Leases, sales or other dispositions by such Borrower or any of its Subsidiaries of its Property that, together with all other Property of such
                                        Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions otherwise permitted by other provisions of this Section 6.11) since the Closing Date, do not constitute Property which represents more than fifteen percent (15%) of the Consolidated Tangible Assets of such Borrower as would be shown in the consolidated financial statements of such Borrower and its Subsidiaries as at the end of the fiscal year ending immediately prior to the date of any such lease, sale or other disposition.

6.11.11   Contributions, directly or indirectly, of capital, in the form of either debt or equity, by the Company to a Subsidiary.

6.11.12   Transactions (a) with an Affiliate that is directly or indirectly wholly owned by such Borrower and (b) meeting the requirements of Section 6.14
                                        (without giving effect to the second parenthetical thereof), under which the Borrower, or its Subsidiary, that disposes its Property receives in return consideration (i) in a form other than equity, other ownership interests or indebtedness and (ii) of which at least 75% is cash; provided that any such consideration so received, unless retained by such Borrower or its Subsidiary at all times prior to the repayment of all Obligations under this Agreement, shall be used within twelve months of the receipt thereof (x) for investment or reinvestment by such Borrower or its Subsidiary in its existing business or (y) to reduce
Indebtedness of such Borrower or its Subsidiary.

6.12.  Indebtedness of Project Finance Subsidiaries, Investments in Project Finance Subsidiaries; Acquisitions. Neither any Borrower nor any of its Subsidiaries shall be directly or indirectly, primarily or secondarily, liable for any Indebtedness or any other form of liability, whether direct, contingent or otherwise, of a Project Finance Subsidiary nor shall any Borrower or any of its Subsidiaries provide any guarantee of the Indebtedness, liabilities or other obligations of a Project Finance Subsidiary. Each Borrower will not, nor will it permit any of its Subsidiaries to, make or suffer to exist Investments in Project Finance Subsidiaries in excess of $100,000,000 in the aggregate for all the Borrowers and Subsidiaries at any time. Each Borrower will not, nor will it permit any of its Subsidiaries to, consummate any Acquisition other than an Acquisition (a) which is consummated on a non-hostile basis approved by a majority of the board of directors or other governing body of the Person being acquired and (b) which involves the purchase of a business line similar, related, complementary or incidental to that of such Borrower and its Subsidiaries as of the Closing Date unless the purchase price therefor is less than or equal to (i) $10,000,000 with respect thereto or (ii) $50,000,000 when taken together with all other Acquisitions consummated by all the Borrowers and Subsidiaries during the term of this Agreement which do not otherwise satisfy the conditions described above in this clause (b), and, as of the date of such Acquisition and after giving effect thereto, no Default or Unmatured Default shall exist with respect to such Borrower.

6.13.  Liens. Each Borrower will not, nor will it permit any of its Subsidiaries (other than a Project Finance Subsidiary) to, create, incur, or suffer to exist any Lien in, of or on the Property of such Borrower or any of its Subsidiaries, except:

6.13.1   Liens, if any, securing (a) the Loans and other Obligations hereunder and (b) the “Loans” and other “Obligations” under (and as defined in)
                                        the Restated Five-Year Credit Agreement.

6.13.2   Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.13.3   Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.13.4   Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.13.5   Liens existing on the date hereof and described in Schedule 2.

6.13.6   Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.13.7   Deposits or accounts to secure the performance of bids, trade contracts or obligations (other than for borrowed money), vendor and service provider arrangements, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.13.8   Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of such Borrower and its Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of such Borrower or any such Subsidiary conducted at the property subject thereto.

6.13.9   Liens arising out of judgments or awards not exceeding $50,000,000 in the aggregate for all the Borrowers and Subsidiaries with respect to which appeals are being diligently pursued, and, pending the determination of such appeals, such judgments or awards having been effectively stayed.

6.13.10   Liens created pursuant to the Existing Indentures securing the First Mortgage Bonds; provided that the Liens of such Existing Indentures shall extend only to the property of Union Electric and CIPS (including, to the extent applicable, after acquired property) that is or would be covered by the Liens of the Existing Indentures as in effect on the date hereof.

6.13.11   Liens incurred in connection with the Peno Creek Project.

6.13.12   Liens existing on any capital assets of any Subsidiary of such Borrower at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

6.13.13   Liens on any capital assets securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction thereof.

6.13.14   Liens existing on any capital assets of any Subsidiary of such Borrower at the time such Subsidiary is merged or consolidated with or into such Borrower or any Subsidiary and not created in contemplation of such event.

6.13.15   Liens existing on any assets prior to the acquisition thereof by such Borrower or any of its Subsidiaries and not created in contemplation thereof; provided that such Liens do not encumber any other property or assets.

6.13.16   Liens (a) on the capital stock of CILCO and on the assets of CILCO and any other Subsidiary of CILCORP existing on the date hereof and/or (b) created pursuant to the Existing CILCO Indenture securing First Mortgage Bonds; provided that the Liens of such Existing CILCO Indenture shall extend only to the property (including, to the extent applicable, after acquired property) that is covered by the Liens of the Existing CILCO Indenture as in effect on the date hereof.

6.13.17   Undetermined Liens and charges incidental to construction.

6.13.18   Liens on Property or assets of a Subsidiary in favor of such Borrower or a Subsidiary that is directly or indirectly wholly owned by such
                                       Borrower.

6.13.19   Liens (a) on the assets of IP and any Subsidiary of IP existing on the date hereof and/or (b) created pursuant to the Existing IP Indenture securing First Mortgage Bonds; provided that the Liens of such Existing IP Indenture shall extend only to the property (including, to the extent applicable, after acquired property) that is covered by the Liens of the Existing IP Indenture as in effect on the date hereof.

6.13.20   Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of Section 6.13.10 through 6.13.19; provided that (a) such Indebtedness is not secured by any additional assets, and (b) the amount of such Indebtedness secured by any such Lien is not increased.

6.13.21   Any Liens existing on any assets of IP or any of its Subsidiaries or related trusts related to the Illinois Power Special Purpose Trust Transitional Funding Trust Notes, Series 1998-1.

6.14.  Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than such Borrower and its Subsidiaries) except in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and, except to the extent that the terms and consideration of any such transaction are mandated, limited or otherwise subject to conditions imposed by any regulatory or government body, upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction.

6.15.  Financial Contracts. Each Borrower will not, nor will it permit any of its Subsidiaries, to, enter into or remain liable upon any Rate Management Transactions except for those entered into in the ordinary course of business for bona fide hedging purposes and not for speculative purposes.

6.16.  Subsidiary Covenants. Each Borrower will not, and will not permit any of its Subsidiaries other than a Project Finance Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary other than a Project Finance Subsidiary (i) to pay dividends or make any other distribution on its common stock, (ii) to pay any Indebtedness or other obligation owed to such Borrower or any other Subsidiary of such Borrower, or (iii) to make loans or advances or other Investments in such Borrower or any other Subsidiary of such Borrower, in each case, other than (a) restrictions and conditions imposed by law or by this Agreement or the Restated Five-Year Credit Agreement, (b) restrictions and conditions existing on the date hereof, in each case as identified on Schedule 3 (without giving effect to any amendment or modification expanding the scope of any such restriction or condition), (c) restrictions on dividends on the capital stock of Union Electric entered into in connection with future issuances of subordinated capital income securities, to the extent the same are not more restrictive than those benefiting the holders of Union Electric’s existing 7.69% Subordinated Capital Income Securities, (d) restrictions and conditions in agreements or arrangements entered into by (1) Electric Energy, Inc. regarding the payment of dividends or the making of other distributions with respect to shares of its capital stock or (2) Gateway Energy WGK Project, L.L.C., in each case, without giving effect to any amendment or modification expanding the scope of any such restriction or condition, and (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

6.17.  Leverage Ratio. Each Borrower will not permit the ratio of (i) its Consolidated Indebtedness to (ii) its Consolidated Total Capitalization to be greater than (a) 0.65 to 1.00 at any time for each Borrower other than CILCO and (b) 0.60 to 1.00 at any time for CILCO; provided that with respect to CIPS and Genco, Consolidated Indebtedness, solely as such term is used in, and solely for the purpose of, clause (i) of this Section 6.17, shall not include (a) subordinated indebtedness under the Existing Intercompany Notes and (b) subordinated indebtedness which, by it terms, is subordinated to the Obligations on terms not less favorable to the Lenders than those set forth in Exhibit G (it being understood that any subordinated indebtedness under clause (b) will be expressly subordinated to all Obligations, including Obligations in respect of Letters of Credit).

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events in respect of any Borrower shall constitute a Default with respect to such Borrower:

7.1. Any representation or warranty made or deemed made by or on behalf of such Borrower (including any representation or warranty deemed made by such Borrower as to one of its Subsidiaries) to the Lenders, the Issuing Banks or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2. Such Borrower or, in the case of the Company, the Company or any of its Subsidiaries, shall fail to pay (i) principal of any Loan when due, or (ii) interest upon any Loan or any Facility Fee or other Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

7.3. The breach by such Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16 or 6.17.

7.4. The breach by such Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after the earlier to occur of (i) written notice from the Agent or any Lender to such Borrower or (ii) an Authorized Officer otherwise becoming aware of any such breach.

7.5. Failure of such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries), to pay when due any Material Indebtedness; or the default by such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries) in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist (except for a “Triggering Event” under IP’s 11½% Mortgage Bonds due 2010 which does not also cause an event of default thereunder), the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries), shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof (except in the case of or related to a “Triggering Event” under IP’s 11½% Mortgage Bonds due 2010 which does not also cause an event of default thereunder); or such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries), shall not pay, or admit in writing its inability to pay, its debts generally as they become due; provided that no Default shall occur under this Section 7.5 as a result of (i) any notice of voluntary prepayment delivered by such Borrower or any Subsidiary with respect to any Indebtedness, or (ii) any voluntary sale of assets by such Borrower or any Subsidiary permitted hereunder as a result of which any Indebtedness secured by such assets is required to be prepaid.

7.6. Such Borrower or any of its Subsidiaries (other than Project Finance Subsidiaries), shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

7.7. Without the application, approval or consent of such Borrower or any of its Subsidiaries (other than a Project Finance Subsidiary), a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Borrower or any of its Subsidiaries (other than a Project Finance Subsidiary) or any Substantial Portion of its Property or the Property of any of its Subsidiaries (other than a Project Finance Subsidiary), or a proceeding described in Section 7.6(iv) shall be instituted against such Borrower or any of its Subsidiaries (other than a Project Finance Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries), which, when taken together with all other Property of such Borrower and/or, in the case of the Company, any such Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. Such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries), shall fail within 45 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $50,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate (net of any amount covered by insurance), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred is in excess of $50,000,000.

7.11. Nonpayment by such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries), of any Rate Management Obligation, in a notional amount of $25,000,000 or more, when due or the breach by such Borrower or, in the case of the Company, any of its Subsidiaries (other than Project Finance Subsidiaries) of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.

7.12. Any Change in Control shall occur.

7.13. Such Borrower or, in the case of the Company, any of its Subsidiaries, shall (i) be the subject of any proceeding or investigation pertaining to the release by such Borrower (or, in the case of the Company, any of its Subsidiaries) or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law; which, in the case of an event described in clause (i) or clause (ii), has resulted in liability to such Borrower or, in the case of the Company, any of its Subsidiaries, in an amount equal to $50,000,000 or more (in the case of the Company, in the aggregate for the Company and all its Subsidiaries), which liability is not paid, bonded or otherwise discharged within 45 days or which is not stayed on appeal and being appropriately contested in good faith.

7.14. Any Loan Document shall fail to remain in full force or effect with respect to such Borrower or, in the case of the Company, any of its Subsidiaries or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document with respect to such Borrower or, in the case of the Company, any of its Subsidiaries.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.  Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to a Borrower or, in the case of the Company, any of its Subsidiaries (other than any Project Finance Subsidiary), the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder to such Borrower shall automatically terminate and the Obligations of such Borrower shall immediately become due and payable without any election or action on the part of the Agent, any Issuing Bank or any Lender. If any other Default occurs with respect to a Borrower or, in the case of the Company, any of its Subsidiaries (other than any Project Finance Subsidiary to the extent excluded from such Default by the provisions of Article VII), the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder to such Borrower, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which such Borrower hereby expressly waives.

If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to such Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to such Borrower, rescind and annul such acceleration and/or termination.

8.2.  Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders (or, in the case of Section 8.2.2, all affected Lenders):

8.2.1   Extend the final maturity of any Revolving Loan or LC Disbursement or postpone any payment of principal of any Revolving Loan or LC Disbursement or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to Section 2.14 hereof).

8.2.2   Extend the final maturity of any Competitive Loan or postpone any regularly scheduled payment of principal of any Competitive Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to Section 2.14 hereof).

8.2.3   Waive any condition set forth in Section 4.2, reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the Pro Rata Share in this Agreement to act on specified matters or amend the definition of “Pro Rata Share”.

8.2.4   Other than as expressly permitted by the terms of Section 2.23, extend the Commitment Termination Date or the Maturity Date applicable to any Borrower, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder or change the definition of Subsidiary Sublimit hereunder, or permit any Borrower to assign its rights or obligations under this Agreement or change Section 2.15 or 2.8.4 in a manner that would alter the pro rata sharing of payments or reduction of commitments required thereby.

8.2.5   Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent, any Issuing Bank or the Swingline Lender shall be effective without the written consent of the Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the applicable Borrower, the Required Lenders and the Agent if (i) by the terms of such agreement any remaining Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Advance made by it and all other amounts owing to it or accrued for its account under this Agreement.

8.3.  Preservation of Rights. No delay or omission of the Lenders, the Agent or the Issuing Banks to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of a Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuing Banks and the Lenders until all of the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.  Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.  Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.  Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.  Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Agent and the Lenders, and between the Agent and the Lenders on one hand, and the Borrowers individually on the other hand, and supersede all prior agreements and understandings among and between such parties, as the case may be, relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5.  Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders and the Issuing Banks hereunder are several and not joint and no Lender or Issuing Bank shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender or any Issuing Bank to perform any of its obligations hereunder shall not relieve any other Lender or any Issuing Bank from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement (it being acknowledged that Section 9.6 may be enforced against any Borrower only to the extent of the amounts for which such Borrower is liable under the terms of such Section).

9.6.  Expenses; Indemnification. (i) The Company shall reimburse the Agent and each Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent and expenses of and fees for other advisors and professionals engaged by the Agent or such Arranger) paid or incurred by the Agent or such Arranger in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan Documents. The Company also agrees to reimburse the Agent, each Arranger, the Issuing Banks and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges and expenses of attorneys and paralegals for the Agent, such Arranger, the Issuing Banks and the Lenders, which attorneys and paralegals may be employees of the Agent, such Arranger, the Issuing Banks or the Lenders) paid or incurred by the Agent, such Arranger, any Issuing Bank or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents (and each Borrowing Subsidiary likewise agrees to reimburse the Agent, each Arranger, the Issuing Banks and the Lenders for such costs, internal charges and out-of-pocket expenses to the extent they are incurred in the collection of the Obligations of and enforcement of the Loan Documents against such Borrowing Subsidiary).

(ii)
Subject to paragraph (iii) below, the Borrowers hereby further agree to indemnify the Agent, each Arranger, each Issuing Bank, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, any Arranger, any Issuing Bank, any Lender or any affiliate is a party thereto, and all attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they have resulted, as determined in a final non-appealable judgment by a court of competent jurisdiction, from the gross negligence or willful misconduct of the party seeking indemnification.

(iii)
Each amount payable under paragraph (ii) of this Section shall be an obligation of, and shall be discharged by (a) to the extent arising out of acts, events and circumstances related to a particular Borrower, such Borrower and (b) otherwise, all the Borrowers, with each Borrower being severally liable for such Borrower’s Contribution Percentage of such amount, provided that in consideration of the availability, on the terms set forth herein, of the entire amount of the Commitments in the form of borrowings by and Letters of Credit issued for the account of the Company, the Company agrees that, if one or more of the Borrowing Subsidiaries shall fail to pay any amount owed by it under clause (b) of this paragraph (iii) after a demand shall have been made by the Person to which such amount is owed, the Company shall promptly pay such amount (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Borrowing Subsidiary under this Section).

(iv)
To the extent that the Borrowers fail to pay any amount required to be paid by them to the Agent, either Arranger, any Issuing Bank or the Swingline Lender under paragraph (i) or (ii) of this Section, each Lender severally agrees to pay to the Agent, such Arranger, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, such Arranger, such Issuing Bank or the Swingline Lender in its capacity as such.

(v)	The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement and, as to each Borrower, the Maturity Date applicable to such Borrower.

9.7.  Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders, to the extent that the Agent deems necessary.

9.8.  Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by any Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting

Changes”), the parties hereto agree, at such Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating such Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by such Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time.

9.9.  Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.  Nonliability. The relationship between the Borrowers individually on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. None of the Agent, any Arranger, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrowers. None of the Agent, any Arranger, any Issuing Bank or any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ businesses or operations. The Borrowers agree that none of the Agent, any Arranger, any Issuing Bank or any Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Borrowers, the Agent, any Arranger, any Issuing Bank or any Lender shall have any liability with respect to, and each of the Agent, each Arranger, each Issuing Bank, each Lender and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.  Confidentiality. Each Lender and each Issuing Bank agrees to hold any confidential information which it may receive from any Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Borrowers, Lenders or Issuing Banks and their respective Affiliates, for use solely in connection with the transactions contemplated hereby, (ii) to legal counsel, accountants, and other professional advisors to such Lender or Issuing Bank or to a Transferee, in each case which have been informed as to the confidential nature of such information, for use solely in connection with the transactions contemplated hereby, (iii) to regulatory officials having jurisdiction over it or its Affiliates, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender or Issuing Bank is a party, (vi) to such Lender’s or Issuing Bank’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, in each case which have been informed as to the confidential nature of such information, (vii) as permitted by Section 12.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to this Agreement or the Advances hereunder.

9.12.  Lenders Not Utilizing Plan Assets. Each Lender and Designated Lender represents and warrants that none of the consideration used by such Lender or Designated Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender or Designated Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13.  Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14.  Disclosure. The Borrowers and each Lender and each Issuing Bank hereby acknowledge and agree that each Lender, each Issuing Bank and their Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates.

9.15.  USA Patriot Act. Each Lender and each Issuing Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with its requirements. The Borrowers shall promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act.

ARTICLE X

THE AGENT

10.1.  Appointment; Nature of Relationship. JPMCB is hereby appointed by each of the Lenders and each of the Issuing Banks as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders and the each of the Issuing Banks irrevocably authorizes the Agent to act as the contractual representative of such Lender and such Issuing Bank with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender or any Issuing Bank by reason of this Agreement or any other

Loan Document and that the Agent is merely acting as the contractual representative of the Lenders and the Issuing Banks with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ and the Issuing Banks’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders or the Issuing Banks, (ii) is a “representative” of the Lenders and the Issuing Banks within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders and the Issuing Banks hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.  Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders or the Issuing Banks, or any obligation to the Lenders or the Issuing Banks to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3.  General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender or any Issuing Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.  No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender and each Issuing Bank; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrowers or any guarantor of any of the Obligations or of any of the Borrowers’ or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders or the Issuing Banks information that is not required to be furnished by the Borrowers to the Agent at such time, but is voluntarily furnished by the Borrowers to the Agent (either in its capacity as Agent or in its individual capacity).

10.5.  Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction in writing by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.  Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or the Issuing Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and the Issuing Banks and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7.  Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8.  Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to the their Pro Rata Shares of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Aggregate Outstanding Credit Exposure) (determined as of the date of any such request by the Agent) (i) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) to the extent not paid by the Borrowers, for any other expenses incurred by the Agent on behalf of the Lenders or the Issuing Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders or Issuing Banks) and (iii) to the extent not paid by the Borrowers, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders or Issuing Banks), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent, (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this

Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof and (iii) the Agent shall reimburse the Lenders for any amounts the Lenders have paid to the extent such amounts are subsequently recovered from the Borrowers. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations, termination and expiration of the Letters of Credit and termination of this Agreement.

10.9.  Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders and the Issuing Banks.

10.10.  Rights as a Lender. In the event the Agent is a Lender or an Issuing Bank, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender or any Issuing Bank and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” or “Issuing Bank” shall, at any time when the Agent is a Lender or an Issuing Bank, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with each Borrower or any of its Subsidiaries in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.11.  Independent Credit Decision. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agent, any Arranger or any other Lender or any other Issuing Bank and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12.  Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks and the Borrowers, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed; provided that such consent shall not be required in the event and continuation of a Default), shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders or consented to by the Borrowers within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrowers or any Lender or any Issuing Bank, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13.  Agent and Arranger Fees. The Company agrees to pay to the Agent and each Arranger, for their respective accounts, the agent and arranger fees agreed to by the Borrowers, the Agent and the Arrangers pursuant to the letter agreements dated June 13, 2005, or as otherwise agreed from time to time.

10.14.  Delegation to Affiliates. The Borrowers, the Lenders and the Issuing Banks agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15.  Syndication Agent and Documentation Agents. The Lender identified in this Agreement as the “Syndication Agent” and the Lenders identified in this Agreement as the “Documentation Agents” shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, such Lenders shall not have or be deemed to have a fiduciary relationship with any other Lender. Each Lender hereby makes the same acknowledgements with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.  Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if a Borrower becomes insolvent, however evidenced, or any Default occurs with respect to a Borrower, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender (including the Swingline Lender) or any Affiliate of any Lender or any Issuing Bank to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing by such Borrower to such Lender or such Issuing Bank, whether or not the Obligations, or any part thereof, shall then be due.

11.2.  Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Revolving Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Revolving Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Revolving Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Revolving Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.  Successors and Assigns; Designated Lenders.

12.1.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Issuing Banks and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrowers shall not have the right to assign their rights or obligations under the Loan Documents without the prior written consent of the Agent, each Lender and each Issuing Bank, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participants must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to direct or indirect contractual counterparties in swap agreements relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations  hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.1.2   Designated Lenders.

(i)
Subject to the terms and conditions set forth in this Section 12.1.2, any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 12.1.2 shall be subject to the approval of the Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit F hereto (a “Designation Agreement”) and the acceptance thereof by the Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of such Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided, (x) that all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article III hereof for any amount which would exceed the amount that would have been payable by the Borrowers to the Lender from which the Designated Lender obtained any interests hereunder. No additional Notes shall be required with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the Notes in its possession as an agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrowers nor the Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of, the Borrowers or the Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 9.11, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.

(ii)
Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender. This Section 12.1.2 shall survive the termination of this Agreement.

12.2.  Participations.

12.2.1   Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2   Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2.

12.2.3   Benefit of Certain Provisions. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrowers, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3.  Assignments.

12.3.1   Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrowers and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or, if the Commitments have been terminated, the Outstanding Credit Exposure subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this sentence shall not apply to rights in respect of outstanding Competitive Loans.

12.3.2   Consents. The consent of the Borrowers shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the

Borrowers shall not be required if (i) a Default has occurred and is continuing or (ii) such assignment is in connection with the physical settlement of any Lender’s obligations to direct or indirect contractual counterparties in swap agreements relating to the Loans; provided, that the assignment without the Borrowers’ consent pursuant to clause (ii) shall not increase the Borrowers’ liability under Section 3.5. The consent of the Agent and each Issuing Bank shall be required prior to an assignment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed (except that any Issuing Bank may withhold such consent in its sole discretion).

12.3.3   Effect; Effective Date. Upon (i) delivery to the Agent of an Assignment Agreement, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Commitment and Outstanding Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure, if any, assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrowers of the Notes (if any) held by the transferor Lender, new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments (or, if such Commitments have been terminated, their respective Outstanding Credit Exposure), as adjusted pursuant to such assignment.

12.3.4   Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and the Borrowers hereby designate the Agent to act in such capacity), shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive, absent manifest error and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4.  Dissemination of Information. The Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrowers and their Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5.  Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1.  Notices.

(a)   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Borrower, to it in care of Ameren Corporation, 1901 Chouteau Avenue, St. Louis, MO 63103, Attention of Jerre E. Birdsong, Vice President and Treasurer (Telecopy No. (314) 554-3066);

(ii)
if to the Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, TX 77002, Attention: Sylvia Gutierrez (Telecopy No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, Attention of Michael J. DeForge (Telecopy No. (212) 270-3098);

(iii)	if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)   Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

13.2.  Change of Address. Any Borrower, the Agent, any Issuing Bank and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Agent, the Issuing Banks and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

15.2 CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW

YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3 WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI

TERMINATION OF CERTAIN EXISTING CREDIT AGREEMENTS WAIVER OF CERTAIN PROVISIONS THEREUNDER

The Company, the Lenders, JPMorgan Chase Bank, N.A., as administrative agent under the Existing Three-Year Credit Agreement and the Existing Amended Three-Year Credit Agreement, and the Agent agree that upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the Agent and the Lenders) of the conditions precedent set forth in Section 4.1, the “Commitments” under and as defined in each of the Existing Three-Year Credit Agreement and the Existing Amended Three-Year Credit Agreement shall be reduced to zero and terminated permanently as of the Closing Date. All facility fees and related fees payable pursuant to the Existing Three-Year Credit Agreement and the Existing Amended Three-Year Credit Agreement shall be due and payable on the effective date of the termination of each such agreement, which date shall be the Closing Date, and the Existing Three-Year Credit Agreement and the Existing Amended Three-Year Credit Agreement shall terminate as of the Closing Date (except for those provisions that survive the termination thereof). As of the Closing Date, the Agent and each of the Lenders hereunder party to the Existing Three-Year Credit Agreement and the Existing Amended Three-Year Credit Agreement, upon the satisfaction of the conditions precedent set forth in Section 4.1, hereby waive the Company’s compliance with any notice requirements set forth in each of the Existing Three-Year Credit Agreement and the Existing Amended Three-Year Credit Agreement with respect to (a) the prepayment of all of the “Obligations” outstanding under (and as defined in) each of the Existing Three-Year Credit

Agreement and the Existing Amended Three-Year Credit Agreement and (b) the termination of the “Commitments” under (and as defined in) each of the Existing Three-Year Credit Agreement and the Existing Amended Three-Year Credit Agreement.

[Signature Pages Follow]

[[NYCORP:2512115v10:4436W:07/12/05--12:47 p]]

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Agent have executed this Agreement as of the date first above written.

AMEREN CORPORATION,
by
/s/ Jerre E. Birdsong
Name: Jerre E. Birdsong
Title: Vice President and Treasurer

UNION ELECTRIC COMPANY,
by
/s/ Jerre E. Birdsong
Name: Jerre E. Birdsong
Title: Vice President and Treasurer

CENTRAL ILLINOIS PUBLIC SERVICE COMPANY,
by
/s/ Jerre E. Birdsong
Name: Jerre E. Birdsong
Title: Vice President and Treasurer

CENTRAL ILLINOIS LIGHT COMPANY,
by
/s/ Jerre E. Birdsong
Name: Jerre E. Birdsong
Title: Vice President and Treasurer

AMEREN ENERGY GENERATING COMPANY,
by
/s/ Jerre E. Birdsong
Name: Jerre E. Birdsong
Title: Vice President and Treasurer

SIGNATURE PAGE TO
AMEREN CORPORATION FIVE-YEAR REVOLVING CREDIT AGREEMENT

ILLINOIS POWER COMPANY,
by
/s/ Jerre E. Birdsong
Name: Jerre E. Birdsong
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Agent, as a Lender and as an Issuing Bank,
by
/s/ Michael J. DeForge
Name: Michael J. DeForge
Title: Vice President

BARCLAYS BANK PLC, as Syndication Agent, as a Lender and as an Issuing Bank,
by
/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

SIGNATURE PAGE TO
AMEREN CORPORATION FIVE-YEAR REVOLVING CREDIT AGREEMENT

[[NYCORP:2512115v11:4432D:07/13/05--05:39 p]]

LEHMAN BROTHERS BANK, FSB,

by /s/ Gary T. Taylor
Name: Gary T. Taylor
Title: Senior Vice President

CITIBANK, N.A.,

by /s/ Richard Evans
Name: Richard Evans
Title: Vice President

THE BANK OF NEW YORK,

by /s/ Cynthia D. Howells
Name: Cynthia D. Howells
Title: Vice President

BNP PARIBAS,

by /s/ Francis DeLaney
Name: Francis DeLaney
Title: Managing Director

by /s/ Mark Renaud
Name: Mark Renaud
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI, LTD.,
CHICAGO BRANCH,

by /s/ Tsuguyuki Umene
Name: Tsuguyuki Umene
Title: Deputy General Manager

SIGNATURE PAGE TO
AMEREN CORPORATION FIVE-YEAR REVOLVING CREDIT AGREEMENT

UBS LOAN FINANCE LLC,

by /s/ Wilfred V. Saint
Name: Wilfred V. Saint
Title: Director Banking Products Services, US

by /s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director Banking Products Services, US

US BANK,

by /s/ Karen Meyer
Name: Karen Meyer
Title: Vice President

WACHOVIA BANK, N.A.,

by /s/ Lawrence N. Gross
Name: Lawrence N. Gross
Title: Assistant Vice President

WILLIAM STREET COMMITMENT
CORPORATION (Recourse only to assets of
William  Street Commitment Corporation),

by /s/ Manda D’Agata
Name: Manda D’Agata
Title: Assistant Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,

by /s/ Jose Aldeanueva
Name: Jose Aldeanueva
Title: Vice President

FIFTH THIRD BANK,

by /s/ Robert M. Sander
Name: Robert M. Sander
Title: Vice President

SIGNATURE PAGE TO
AMEREN CORPORATION FIVE-YEAR REVOLVING CREDIT AGREEMENT

MELLON BANK, N.A.,

by /s/ Mark W. Robers
Name: Mark W. Rogers
Title: Vice President

THE NORTHERN TRUST COMPANY,

by /s/ Kathleen D. Schurr
Name: Kathleen D. Schurr
Title: Vice President

COMMERCE BANK, N.A.,

by /s/ Frank W. Sant
Name: Frank W. Sant
Title: Commercial Loan Officer

NATIONAL CITY BANK OF THE MIDWEST,

by /s/ Eric Hartman
Name: Eric Hartman
Title: Vice President

UMB BANK, N.A.,

by /s/ Cecil G. Wood
Name: Cecil G. Wood
Title: Executive Vice President

SIGNATURE PAGE TO
AMEREN CORPORATION FIVE-YEAR REVOLVING CREDIT AGREEMENT

[[NYCORP:2512115v11:4432D:07/13/05--05:39 p]]

COMMITMENT SCHEDULE TO
FIVE-YEAR REVOLVING CREDIT AGREEMENT

Lender	Commitment
JPMorgan Chase Bank, N.A.	$100,000,000.00
Barclays Bank PLC	100,000,000.00
Lehman Brothers Bank, FSB	100,000,000.00
Citibank, N.A.	82,500,000.00
The Bank of New York	82,500,000.00
BNP Paribas	82,500,000.00
The Bank of Tokyo-Mitsubishi, Ltd.	73,000,000.00
UBS Loan Finance LLC	73,000,000.00
US Bank, N.A.	73,000,000.00
Wachovia Bank, N.A.	73,000,000.00
William Street Commitment Corporation	73,000,000.00
HSBC Bank USA, N.A.	65,000,000.00
Fifth Third Bank	40,000,000.00
Mellon Bank, N.A.	40,000,000.00
The Northern Trust Company	36,000,000.00
Commerce Bank, N.A.	20,000,000.00
National City Bank	20,000,000.00
UMB Bank, N.A.	16,500,000.00

Aggregate Commitment	$1,150,000,000.00

[[NYCORP:2512115v10:4436W:07/12/05--12:47 p]]

LC COMMITMENT SCHEDULE TO

FIVE-YEAR REVOLVING CREDIT AGREEMENT

Issuing Bank	LC Commitment
JPMorgan Chase Bank, N.A.	$575,000,000.00
Barclays Bank PLC	575,000,000.00

[[NYCORP:2512115v10:4436W:07/12/05--12:47 p]]

PRICING SCHEDULE

ApplicableMargin or Fee	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
LIBOR Spread/LC Participation Fee (when Usage ≤ 50.0%)	0.180%	0.220%	0.350%	0.425%	0.500%	0.800%
ABR Spread (when Usage ≤ 50.0%)	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
LIBOR Spread/LC Participation Fee (when Usage > 50.0%)	0.280%	0.320%	0.450%	0.525%	0.600%	1.050%
ABR Spread (when Usage > 50.0%)	0.000%	0.000%	0.000%	0.000%	0.000%	0.050%
Facility Fee	0.070%	0.080%	0.100%	0.125%	0.150%	0.200%

“Level I Status” exists at any date if, on such date, the applicable Borrower’s Moody’s Rating is A2 or better or the applicable Borrower’s S&P Rating is A or better.

“Level II Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status and (ii) the applicable Borrower’s Moody’s Rating is A3 or better or the applicable Borrower’s S&P Rating is A- or better.

“Level III Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status or Level II Status and (ii) the applicable Borrower’s Moody’s Rating is Baa1 or better or the applicable Borrower’s S&P Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the applicable Borrower’s Moody’s Rating is Baa2 or better or the applicable Borrower’s S&P Rating is BBB or better.

“Level V Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the

2

applicable Borrower’s Moody’s Rating is Baa3 or better or the applicable Borrower’s S&P Rating is BBB- or better.

“Level VI Status” exists at any date if, on such date, the applicable Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status.

“Moody’s Rating” means, at any time, one of the following three ratings (in the order in which they are to be referenced based on availablity): (i) the public rating issued by Moody’s Investors Service, Inc. (“Moody’s”) and then in effect with respect to the applicable Borrower’s senior unsecured long-term debt securities without third-party credit enhancement, (ii) the public rating issued by Moody’s and then in effect with respect to the applicable Borrower’s Obligations under this Agreement without third-party credit enhancement or (iii) the rating one level below the rating issued by Moody’s and then in effect with respect to the applicable Borrower’s senior secured long-term debt or first mortgage bond obligations (in each case, without third-party credit enhancement).

“S&P Rating” means, at any time, one of the following three ratings (in the order in which they are to be referenced based on availability): (i) the public rating issued by Standard and Poor’s Rating Services (“S&P”) and then in effect with respect to the applicable Borrower’s senior unsecured long-term debt securities without third-party credit enhancement, (ii) the public rating issued by S&P and then in effect with respect to the applicable Borrower’s Obligations under this Agreement without third-party credit enhancement or (iii) the rating one level below the rating issued by S&P and then in effect with respect to the applicable Borrower’s senior secured long-term debt or first mortgage bond obligations (in each case, without third-party credit enhancement).

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level IV Status.

“Usage” refers to the Aggregate Outstanding Credit Exposure on any date expressed as a percentage of the Aggregate Commitment on such date.

The Applicable Margin shall be determined in accordance with the foregoing table based on the applicable Borrower’s Status as determined from its then-current Moody’s Rating and S&P Rating. The Applicable Fee Rate shall be determined (a) with respect to Facility Fees, in accordance with the foregoing table based on the Company’s Status as determined from its then-current Moody’s Rating and S&P Rating and (b) with respect to LC Participation Fees, in accordance with the foregoing table based on the applicable Borrower’s Status as determined from its then-current Moody’s Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time any Borrower has no Moody’s Rating or no S&P Rating, Level VI Status shall exist with respect to such Borrower.

If the Company or the applicable Borrower is split-rated and the ratings differential is one level, then each rating agency will be deemed to have a rating in the higher level. If the Company or the applicable Borrower is split-rated and the ratings differential is two levels or more, then each rating agency will be deemed to have a rating one level above the lower rating,

3

unless either rating is below BB+ or unrated (in the case of S&P) or below Ba1 or unrated (in the case of Moody’s), in which case each rating agency will be deemed to have a rating in the lower level.

4

SCHEDULE 1

SUBSIDIARIES

(See Section 5.8)

	Subsidiary	Jurisdiction of Organization	Owned By	Percent Ownership

1.	Union Electric Company	Missouri	Ameren Corporation	100%
2.	Central Illinois Public Service Company	Illinois	Ameren Corporation	100%
3.	CIPSCO Investment Company	Illinois	Ameren Corporation	100%
4.	Ameren Energy, Inc.	Missouri	Ameren Corporation	100%
5.	Ameren Services Company	Missouri	Ameren Corporation	100%
6.	Ameren Development Company	Missouri	Ameren Corporation	100%
7.	Ameren Energy Resources Company	Illinois	Ameren Corporation	100%
8.	AmerenEnergy Medina Valley Cogen (No. 4), L.L.C.	Illinois	Ameren Energy Resources Company	100%
9.	AmerenEnergy Medina Valley Cogen (No. 2), L.L.C.	Illinois	Ameren Energy Resources Company	100%
10.	AmerenEnergy Medina Operations, L.L.C.	Illinois	Ameren Energy Resources Company	100%
11.	AmerenEnergy Medina Valley Cogen, L.L.C.	Illinois	Ameren Energy Resources Company	100%
12.	Electric Energy, Inc.	Illinois	Union Electric Company	40%
			Ameren Energy Resources Company	40%
a.	Joppa & Eastern Railroad Company	Illinois	Electric Energy, Inc.	100%
b.	Met-South, Inc.	Illinois	Electric Energy, Inc.	100%
c.	Midwest Electric Power, Inc.	Illinois	Electric Energy, Inc.	100%
d.	Southern Materials Transfer, Inc.	Illinois	Electric Energy, Inc.	100%
e.	Massac Enterprises, LLC	Illinois	Electric Energy, Inc.	100%
f.	Joppa Generating Station, LLC	Illinois	Electric Energy, Inc.	100%
13.	Union Electric Development Corporation	Missouri	Union Electric Company	100%

14.	Illinois Materials Supply Co.	Illinois	Ameren Energy Resources Company	100%
15.	Ameren Energy Marketing Company	Illinois	Ameren Energy Resources Company	100%
16.	Ameren Energy Development Company	Illinois	Ameren Energy Resources Company	100%
17.	Ameren Energy Generating Company	Illinois	Ameren Energy Development Company	100%
18.	Coffeen and Western Railroad Company	Illinois	Ameren Energy Generating	100%
19.	Ameren Energy Fuels and Services Company	Illinois	Ameren Energy Resources Company	100%
20.	Ameren Energy Communications, Inc.	Missouri	Ameren Development Company	100%
21.	Ameren ERC, Inc.	Missouri	Ameren Development Company	100%
22.	Missouri Central Railroad Company	Delaware	Ameren ERC, Inc.	100%
23.	Gateway Energy Systems, L.C.	Missouri	Ameren ERC, Inc.	89.1%
24.	Gateway Energy WGK Project, L.L.C.	Illinois	Ameren ERC, Inc.	89.1%
25.	CIPS Energy, Inc.	Illinois	Central Illinois Public Service Company	100%
26.	CIPSCO Venture Company	Illinois	Central Illinois Public Service Company	100%
27.	CIPSCO Securities Company	Illinois	CIPSCO Investment Company	100%
28.	CIPSCO Leasing Company	Illinois	CIPSCO Investment Company	100%
29.	CIPSCO Energy Company	Illinois	CIPSCO Investment Company	100%
30.	CLC Aircraft Leasing Co.	Illinois	CIPSCO Leasing Company	100%
31.	CLC Leasing Co. A	Illinois	CIPSCO Leasing Company	100%

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32.	CEC-ACLP-Co.	Illinois	CIPSCO Energy Company	100%
33.	Cowboy Railroad Development Company	Arkansas	Ameren Energy Fuels and Services Company	70.97%
34.	AFS Development Company, LLC	Illinois	Ameren Energy Fuels and Services Company	100%
35.	CILCORP Inc.	Illinois	Ameren Corporation	100%
36.	Central Illinois Light Company	Illinois	CILCORP Inc.	100%
37.	CILCO Exploration and Development Co.	Illinois	Central Illinois Light Company	100%
38.	AmerenEnergy Resources Generating Company	Illinois	Central Illinois Light Company	100%
39.	CILCO Energy Corporation	Illinois	Central Illinois Light Company	100%
40.	CILCORP Investment Management Inc.	Illinois	CILCORP Inc.	100%
41.	CIM Air Leasing Inc.	Illinois	CILCORP Investment Management Inc.	100%
42.	CIM Energy Investment Inc.	Illinois	CILCORP Investment Management Inc.	100%
43.	CIM Leasing Inc.	Delaware	CILCORP Investment Management Inc.	100%
44.	CILCORP Lease Management Inc.	Delaware	CILCORP Investment Management Inc.	100%
45.	CLM Inc., IV	Delaware	CILCORP Lease Management Inc.	100%
46.	CLM Inc. - VII	Delaware	CILCORP Lease Management Inc.	100%
47.	CLM Inc. - VIII	Delaware	CILCORP Lease Management Inc.	100%
48.	CLM X, Inc.	Delaware	CILCORP Lease Management Inc.	100%
49.	CLM Inc., VI	Delaware	CLM X, Inc.	100%

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50.	CLM XI, Inc.	Delaware	CLM X, Inc.	100%
51.	CLM XII, Inc.	Delaware	CILCORP Lease Management Inc.	100%
52.	QST Enterprises Inc.	Illinois	CILCORP Inc.	100%
53.	QST Energy Inc.	Illinois	QST Enterprises Inc.	100%
54.	QST Energy Trading Inc.	Illinois	QST Energy Inc.	100%
55.	CILCORP Infraservices Inc.	Illinois	QST Enterprises Inc.	100%
56.	QST Inc.	Illinois	QST Enterprises Inc.	100%
57.	ESE Land Corporation	Illinois	QST Enterprises Inc.	100%
58.	Savannah Resources Corp.	California	ESE Land Corporation	100%
59.	ESE Placentia Development Corporation	Illinois	ESE Land Corporation	100%
60.	CILCORP Venture Inc.	Illinois	CILCORP Inc.	100%
61.	CILCORP Energy Services Inc.	Illinois	CILCORP Venture Inc.	100%
62.	Agricultural Research & Development Corp.	Illinois	CILCORP Venture Inc.	80%
63.	Illinois Power Company	Illinois	Ameren Corporation	100%
64.	IP Gas Supply Company	Illinois	Illinois Power Company	100%
65.	Illinois Power Transmission Company, LLC	Delaware	Illinois Power Company	100%
66.	Illinois Power Securitization Limited Liability Company	Delaware	Illinois Power Company	100%
67.	Illinois Power Special Purpose Trust	Delaware	Illinois Power Securitization Limited Liability Company	100%
68.	Illinois Power Financing I	Delaware	Illinois Power Company	100%
69.	Illinois Power Financing II	Delaware	Illinois Power Company	100%

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SCHEDULE 2

LIENS
(See Section 6.13)

None.

SCHEDULE 3

EXISTING RESTRICTIONS
(See Section 6.16)

Following are the agreements or other arrangements existing as of the effective date of the Five-Year Revolving Credit Agreement dated as of July 14, 2005, (the “Agreement”), among the Borrower, the lending institutions identified therein as Lenders and JPMorgan Chase Bank, as Administrative Agent and provisions, that prohibit, restrict or impose any condition upon the ability of any Subsidiary (other than a Project Finance Subsidiary) to pay dividends or make any other distribution on its common stock; to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary; or to make loans or advances or other Investments in the Company or any other Subsidiary. The following list does not include restrictions and conditions imposed by law or by the above-referenced Agreement. Terms defined in the above-referenced Agreement are used herein with the same meanings.

Union Electric

Union Electric Subordinated Deferrable Interest Debentures 7.69% Series A due 2036: Dividend Restriction. If Union Electric exercises its right to extend the interest payment period on the debentures, Union Electric may not, during any such extension period, declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing.

CIPS

CIPS Restated Articles of Incorporation: Dividend Restriction. So long as any shares of the Cumulative Preferred Stock of CIPS are outstanding, dividends on CIPS’ common stock are restricted at any time when the ratio of common stock equity to total capitalization is not in excess of 25 percent.

CIPS Indenture of Mortgage dated October 1, 1941, as supplemented and amended: Dividend Restriction. So long as any of the present First Mortgage Bonds issued under this indenture are outstanding, no dividends may be declared or paid on CIPS’ common stock, unless during the period from December 31, 1940 to the date of payment of such dividends, the amounts expended by CIPS for maintenance and repairs, plus the amounts provided for depreciation of the mortgaged properties, plus the accumulations to earned surplus shall be at least equal to the amount required to be expended by CIPS during such period for the purposes specified in Section 1 of Article VII of this indenture.

Genco

Genco Indenture dated November 1, 2000, as supplemented: Restricted/Conditional Payments. So long as any senior notes are outstanding, (a) if Genco’s Senior Debt Service Coverage Ratio calculated on a Pro-Forma Basis (both as defined in Article I of this indenture) is below 1.75 to 1.0 for the most recently ended four fiscal quarters prior to the date of measurement or, based on projections prepared by Genco, below 1.75 to 1.0 (or 1.50 to 1.0 under circumstances described in Section 3.11(b) of this indenture) for any of the succeeding four six-month periods from the month including the date of measurement, Genco may not (i) pay dividends on or redeem or repurchase its capital stock or (ii) make payments of principal or interest on any subordinated indebtedness Genco has issued except for Genco’s $552 million promissory note with CIPS dated May 1, 2000 unless any such redemption or repurchase of capital stock or subordinated indebtedness is paid from proceeds received from the concurrent issuance of capital stock or other subordinated indebtedness, and (b) Genco may not make any principal payment on the $552 million promissory note with CIPS other than the final payment due upon maturity if Genco does not have sufficient Available Cash (as defined in Article I of this indenture) to do so. There are no restrictions or conditions in the Indenture limiting Genco’s ability to make repayments of borrowings under, or investments in, the Company’s Non-utility Money Pool Agreement.

CILCORP

CILCORP (as successor to Midwest Energy, Inc.) Indenture dated as of October 18, 1999, as supplemented and/or amended: Limitation on Distributions. CILCORP shall not make or pay any dividend, distribution or payment (including by way of redemption, repurchase, retirement, return or repayment) in respect of shares of its capital stock to any of its shareholders unless there exists no event of default under the indenture and no such event of default will result from the making of such distribution, and either (a) at the time and as a result of making such distribution CILCORP’s leverage ratio does not exceed 0.67:1 and CILCORP’s interest coverage ratio is not less than 2.2:1, or (b) if CILCORP is not in compliance with the ratios described in clause (a) above, its senior long-term debt ratings are at least BB+ from S&P, Baa2 from Moody’s and BBB from Fitch, Inc.

CILCORP (as successor to Midwest Energy, Inc.) Indenture dated as of October 18, 1999, as supplemented and/or amended: Limitation on Intercompany Loans. CILCORP shall not make any intercompany loan to The AES Corporation or any of its affiliates (other than CILCORP or any of its direct or indirect subsidiaries) unless there exists no event of default under the indenture and no such event of default will result from the making of such intercompany loan, and either (a) at the time and as a result of making such intercompany loan CILCORP’s leverage ratio does not exceed 0.67:1 and CILCORP’s interest coverage ratio is not less than 2.2:1, or (b) if CILCORP is not in compliance with the ratios described in clause (a) above, its senior long-term debt ratings are at least BB+ from S&P, Baa2 from Moody’s and BBB from Fitch, Inc.

CILCORP Pledge Agreement dated as of October 18, 1999, as amended or supplemented: Encumbrance on CILCO Common Dividends. Common stock of CILCO is pledged as collateral to holders of CILCORP indebtedness issued under the indenture referred to above. Also included as collateral are all dividends, cash, instruments and other property and proceeds distributed in respect of such common stock excluding all cash dividends paid so long as no event of default shall have occurred and be continuing. Any and all (i) dividends and other distributions (other than cash dividends) received, receivable or otherwise distributed in respect of, or in exchange for, any collateral (including the CILCO common stock) and (ii) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any collateral, shall be delivered to the collateral agent under this agreement to hold as collateral.

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CILCORP By-Laws: Limitation on Intercompany Loans. CILCORP may not make loans or advances to its parent or any of its affiliates with the exception of subsidiaries of CILCORP. CILCORP also may not acquire obligations or securities of its parent or any of its affiliates with the exception of subsidiaries of CILCORP.

CILCO

CILCO Articles of Incorporation: Dividend Restriction. No dividends shall be paid on CILCO’s common stock if, at the time of declaration, the balance of retained earnings does not equal at least two times the annual dividend requirement on all outstanding shares of preferred stock and amounts to be paid or set aside for any sinking fund for the retirement of Class A Preferred Stock of any series have not been paid or set aside.

IP

IP 11 ½% Mortgage Bonds due 2010: Triggering Events. A “Triggering Event” will occur under these bonds if IP declares or pays any dividends or makes any other payment or distribution with respect to IP’s common stock, or makes any loan to or certain investments in any affiliate other than a subsidiary, unless the aggregate amount of such payments, along with other restricted payments defined in the related financing documents, do not exceed $5 million in the aggregate, or unless a) no default would occur as the result of making such payment, b) at the time of, and after giving effect to such payment, IP would be able to incur additional indebtedness pursuant to a fixed charge coverage ratio test set forth in the related financing documents, and c) such payment, along with all other such restricted payments made since the offering date of these bonds is less than the sum of 50% of consolidated net income of IP since the offering of these bonds plus net cash proceeds received by IP through equity infusions or other permitted means. Upon the occurrence of a “Triggering Event,” the holders of at least 25% of these bonds will be able to require the redemption of these bonds at a redemption price equal to 100% of the aggregate principal amount plus accrued and unpaid interest. IP will not be subject to the “Triggering Events” described above at any time that these bonds are rated investment grade by both S&P and Moody’s.

Illinois Power Securitization Limited Liability Company - as “Grantee” under Illinois Power Special Purpose Trust $864,000,000 Illinois Power Special Purpose Trust Transitional Funding Trust Notes, Series 1998-1: Limitation on Intercompany Loans. Grantee may not make any loan, advance or certain other investments to or in any other person.

Illinois Power Special Purpose Trust $864,000,000 Illinois Power Special Purpose Trust Transitional Funding Trust Notes, Series 1998-1: Dividend Restriction. So long as any Transitional Funding Trust Notes are outstanding, the Trust shall not, directly or indirectly, (a) pay any dividend or make any distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, to any owner of a beneficial interest in the Trust or otherwise with respect to any ownership or equity interest or similar security in or of the Trust, (b) redeem, purchase, retire or otherwise acquire for value any such ownership or equity interest or similar security or (c) set aside or otherwise segregate any amounts for any such purpose; provided, however, that, if no event of default shall have occurred and be continuing, the Trust may make, or cause to be made, any such distributions to any owner of a beneficial

3

 interest in the Trust or otherwise with respect to any ownership or equity interest or similar security in or of the Trust using funds distributed to the Trust under certain provisions of the indenture relating to the Transitional Funding Trust Notes providing for payment to the Trust of balance of Trust accounts after principal of and premium, if any, and interest on all Transitional Funding Trust Notes of all series and a number of other amounts have been paid, to the extent that such distributions would not cause the book value of the remaining equity in the Trust to decline below 0.5% of the original principal amount of all series of Transitional Funding Trust Notes which remain outstanding.

Illinois Power Special Purpose Trust $864,000,000 Illinois Power Special Purpose Trust Transitional Funding Trust Notes, Series 1998-1: Limitation on Intercompany Loans. The Trust may not make any loan, advance or certain other investments to or in any other person.

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SCHEDULE 4

REGULATORY AUTHORIZATIONS
(See Section 4.1.6)

The Securities and Exchange Commission has issued the following orders under the Public Utility Holding Company Act of 1935 to authorize the incurrence by Ameren Corporation (the “Company”), Union Electric Company (“Union Electric”), Central Illinois Public Service Company (“CIPS”), Central Illinois Light Company (“CILCO”) and Illinois Power Company (“IP”) of the Indebtedness contemplated by this Agreement:

•
Order Authorizing Various Financing and Related Transactions, Reservations of Jurisdiction issued on June 18, 2004 and expiring on June 30, 2007 (Release No. 35-27860; 70-10206): authorizes the Company to issue and sell (i) short-term debt in an aggregate principal amount at any time outstanding not to exceed $1,500,000,000; and (ii) common stock, preferred stock, equity-linked securities, preferred securities and/or unsecured long-term debt in an aggregate amount at any time outstanding not to exceed $2,500,000,000

•
Order Authorizing Issuance of Short-Term Debt; Money Pool; Reservation of Jurisdiction issued on February 27, 2003 and expiring on March 31, 2006 (Release No. 35-27655; 70-10106): authorizes Union Electric and CIPS to issue and sell short-term debt in an aggregate principal amount at any time outstanding not to exceed $1,000,000,000 and $250,000,000, respectively.

•
Order Authorizing Acquisition of Exempt Holding Company, Internal and External Financing Transactions, Retention of Nonutility Business and Continued Exemptions; Reservation of Jurisdiction issued on January 29, 2003 and expiring on March 31, 2006 (Release No. 35-27645; 70-10078): authorizes CILCO to issue and sell short-term debt in an aggregate principal amount at any time outstanding not to exceed $250,000,000.

•
Order Authorizing Acquisition of Illinois Power and Related Financing; Reservation of Jurisdiction issued on September 27, 2004 and expiring on June 30, 2007 (Release No. 35-27896; 70-10220): authorizes IP to issue and sell short-term debt in an aggregate principal amount at any time outstanding not to exceed $500,000,000.

The Federal Energy Regulatory Commission has issued the following order under the Federal Power Act to authorize the incurrence by Ameren Energy Generating Company (“Genco”) of the Indebtedness contemplated by this Agreement:

•
Letter order issued on June 22, 2004 and expiring June 22, 2006 (Docket No. ES04-19-000): authorizes Genco to issue and sell short-term debt in an aggregate principal amount at any time outstanding not to exceed $300,000,000.

EXHIBIT A.1

FORM OF OPINION

July 14, 2005

To the Lenders and
JPMorgan Chase Bank, N.A., as
Administrative Agent
270 Park Avenue
New York, NY 10017

Dear Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”), and its subsidiaries Union Electric Company, a Missouri corporation, Central Illinois Public Service Company, an Illinois corporation, Central Illinois Light Company, an Illinois corporation, Ameren Energy Generating Company, an Illinois corporation and Illinois Power Company, an Illinois corporation (the Company and such subsidiaries each a “Borrower” and collectively, the “Borrowers”). I, or lawyers under my direction, have acted as counsel for the Borrowers in connection with the Five-Year Revolving Credit Agreement dated as of July 14, 2005 (the “Credit Agreement”), among the Borrowers, the lending institutions identified therein as Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

In rendering the opinion expressed below, I, or lawyers under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. In rendering the opinion expressed below with respect to matters of Illinois law as it applies to Central Illinois Public Service Company, Central Illinois Light Company, Ameren Energy Generating Company and Illinois Power Company, I, or lawyers under my direction, have relied on the opinion, of even date herewith and addressed to you, of Ronald S. Gieseke, Esq., Associate General Counsel of Ameren Services Company, an affiliate of the Borrowers.

In making the examinations described above, I have assumed without independent investigation the capacity of natural persons (other than the office held by each representative of the Borrowers) as reflected adjacent to such individual’s signature on the Credit Agreement, the genuineness of all signatures (other than those of representatives of the Borrowers appearing on the Credit Agreement), the authenticity of all documents furnished to me as originals, the conformity to originals of all documents furnished to me as certified or photostatic copies and the authenticity of the originals of such documents. In addition, I have assumed without independent investigation that

(i) the Credit Agreement has been duly authorized, executed and delivered by the Lenders and the Agent, and constitutes their valid, lawful and binding obligation and agreement, and (ii) there is no separate agreement, undertaking, or course of dealing modifying, varying or waiving any of the terms of the Credit Agreement. As to matters of fact not independently established by me relevant to the opinions set forth herein, I have relied without independent investigation on the representations contained in the Credit Agreement and in certificates of public officials and responsible representatives of each Borrower furnished to me; provided, however, that I advise that in the course of my representation of the Borrowers, I obtained no information that leads me to believe that any such representation or certificate is untrue or misleading in any material respect.

Upon the basis of and subject to the foregoing, I am of the opinion that:

Each of the Borrowers and each of their Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business as presently conducted in each jurisdiction in which its business is conducted.

Each Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each Borrower of the Loan Documents and the performance by each Borrower of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

Neither the execution and delivery by each Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries, or (ii) such Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Borrower or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by each

2

Borrower or any of its Subsidiaries, is required to be obtained by such Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings and issuances of Letters of Credit under the Credit Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

Except for the Disclosed Matters, there is no litigation, arbitration, governmental investigation, proceeding or inquiry currently existing, or, to the best of my knowledge after due inquiry, pending or threatened against or affecting any Borrower or any of its Subsidiaries, which, if determined adversely to such Borrower or to its Subsidiaries, could reasonably be expected to have a Material Adverse Effect with respect to such Borrower or which seeks to prevent, enjoin or delay the making of any Loans or would adversely effect the legality, validity or enforceability of the Loan Documents or the ability of such Borrower to perform the transactions contemplated therein.

Neither any Borrower nor any Subsidiary of any Borrower is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

The Company is a “holding company”, and each of Union Electric, CIPS, CILCO and IP is a “public utility company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (together with all rules, regulations and orders promulgated or otherwise issued in connection therewith, the “Holding Company Act”). Pursuant to the Holding Company Act, the Securities and Exchange Commission (“SEC”) has issued its orders authorizing:

(i)
the incurrence by the Company or IP of short-term indebtedness for borrowed money in an aggregate principal amount not to exceed at any time $1,500,000,000 or $500,000,000, respectively, or (b) the issuance and sale by the Company of capital stock, preferred stock, certain other specified securities and long-term indebtedness for borrowed money in an aggregate principal amount not to exceed at any time $2,500,000,000, subject to, among other things, the condition that all such indebtedness be issued on or before June 30, 2007 and, in the case of short-term indebtedness, mature not later than 364 days thereafter, unless the Holding Company Act is repealed or revised.

(ii)
the incurrence by Union Electric, CIPS or CILCO of short-term indebtedness for borrowed money in an aggregate principal amount not to exceed $1,000,000,000, $250,000,000 or $250,000,000, respectively, subject to, among other things, the condition that all such indebtedness be issued on or before March 31, 2006 and, mature not later than 364 days thereafter, unless the Holding Company Act is repealed or revised.

Genco is certified by the Federal Energy Regulatory Commission (“FERC”) as an “exempt wholesale generator” under the Energy Policy Act of 1992. Genco is not a “public utility company” under the Holding Company Act. The FERC, in accordance

3

with the Federal Power Act, has issued an order authorizing the incurrence by Genco of short-term indebtedness for borrowed money in an aggregate principal amount not to exceed $300,000,000, subject to, among other things, the condition that all such indebtedness be issued on or before June 22, 2006 and, mature not later than 364 days thereafter, unless the Federal Power Act is repealed or revised.

Such orders of the SEC and the FERC are in full force and effect. Loans contemplated by the Credit Agreement are short-term indebtedness for borrowed money and, in the case of the Company only, also long-term indebtedness for borrowed money within the meaning of the aforesaid orders of the SEC and the FERC. Unless such authorization is no longer required by applicable laws and regulations, additional authorization from the SEC or the FERC (or any governmental agency that succeeds to the authority of the SEC or the FERC, as applicable) will be necessary in order for (i) the Company or IP, after June 30, 2007, (ii) Union Electric, CIPS or CILCO after March 31, 2006, and (iii) Genco, after June 22, 2006, to obtain any Advances under this Agreement or to incur or issue short-term indebtedness for borrowed money and, in the case of the Company, long-term indebtedness for borrowed money, including, without limitation, Loans extended under the Credit Agreement. No other federal governmental consents, approvals, authorizations, registrations, declarations or filings are required in connection with the extensions of credit under the Credit Agreement or the performance by each Borrower of its obligations under the Credit Agreement.

In a properly presented case, a Missouri court or a federal court applying Missouri choice of law rules should give effect to the choice of law provisions of the Credit Agreement and should hold that the Credit Agreement is to be governed by the laws of the State of New York rather than the laws of the State of Missouri. In rendering the foregoing opinion, I note that by its terms the Credit Agreement expressly selects New York law as the law governing its interpretation and that the Credit Agreement was delivered to the Agent in New York. The choice of law provisions of the Credit Agreement are not voidable under the laws of the State of Missouri. Notwithstanding the foregoing, even if a Missouri court or a federal court holds that the Credit Agreement is to be governed by the laws of the State of Missouri, the Credit Agreement constitutes a legal, valid and binding obligation of each Borrower thereto, enforceable under Missouri law (including usury provisions) against such Borrower in accordance with its terms.

I express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of any addressee with any state or federal laws or regulations applicable to it by reason of its status as or affiliation with a federally insured depository institution.

I am a member of the Bar of the State of Missouri and the foregoing opinion is limited to the laws of the State of Missouri and the Federal laws of the United States of America. I note that the Credit Agreement is governed by the laws of the State of New York and, for purposes of the opinion expressed in opinion paragraph 2 above, I have assumed that the laws of the State of New York do not differ from the laws of the State of Missouri in any manner that would render such opinion incorrect. This opinion is rendered solely to you in connection with the above matter. This opinion may not be

4

relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and, as to certain matters involving the application of the laws of the State of Missouri or the Federal laws of the United States of America contained in his opinion addressed to you and dated the date hereof, Ronald S. Gieseke) without my prior written consent. Notwithstanding anything in this opinion letter to the contrary, you may disclose this opinion (i) to prospective successors and assigns of the addressees hereof, (ii) to regulatory authorities having jurisdiction over any of the addressees hereof or their successors and assigns, and (iii) pursuant to valid legal process, in each case without my prior consent. This opinion is delivered as of the date hereof and I undertake no, and disclaim any, obligation to advise you of any change in matters of law or fact set forth herein or upon which this opinion is based.

Very truly yours,

5

EXHIBIT A.2

FORM OF OPINION FOR ILLINOIS CORPORATIONS

July 14, 2005

To the Lenders and
JPMorgan Chase Bank, N.A., as
Administrative Agent
270 Park Avenue
New York, NY 10017

Dear Ladies and Gentlemen:

I am an Associate General Counsel of Ameren Services Company, a subsidiary of Ameren Corporation and an affiliate of Central Illinois Public Service Company, an Illinois corporation, Central Illinois Light Company, an Illinois corporation, Ameren Energy Generating Company, an Illinois corporation and Illinois Power Company, an Illinois corporation (collectively, the “Illinois Borrowers”). I, or lawyers under my direction, have acted as counsel for the Illinois Borrowers in connection with the Five-Year Revolving Credit Agreement dated as of July 14, 2005 (the “Credit Agreement”), among Ameren Corporation, Union Electric Company, the Illinois Borrowers, the lending institutions identified therein as Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

In rendering the opinion expressed below, I, or lawyers under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. In rendering the opinion expressed below with respect to matters relating to the applications of the laws of the State of Missouri or the Federal laws of the United States of America, I have relied on the opinion, of even date herewith and addressed to you, of Steven R. Sullivan, Senior Vice President, General Counsel and Secretary of Ameren Corporation and its subsidiaries Union Electric Company, Central Illinois Public Service Company, Central Illinois Light Company, Ameren Energy Generating Company and Illinois Power Company.

In making the examinations described above, I have assumed without independent investigation the capacity of natural persons (other than the office held by each representative of the Illinois Borrowers) as reflected adjacent to such individual’s signature on the Credit Agreement, the genuineness of all signatures (other than those of representatives of the Illinois Borrowers appearing on the Credit Agreement), the authenticity of all documents furnished to me as originals, the conformity to originals of all documents furnished to me as certified or photostatic copies and the authenticity of the originals of such documents. In addition, I have assumed without independent investigation that (i) the Credit Agreement has been duly authorized, executed and delivered by the Lenders and the Agent, and constitutes their valid, lawful and binding obligation and agreement, and (ii) there is no separate agreement, undertaking, or course of dealing modifying, varying or waiving any of the terms of the Credit Agreement. As to matters of fact not independently established by me relevant to the opinions set forth herein, I have relied without independent investigation on the representations contained in the Credit Agreement and in certificates of public officials and responsible representatives of each Illinois Borrower furnished to me; provided, however, that I advise that in the course of my representation of the Illinois Borrowers, I obtained no information that leads me to believe that any such representation or certificate is untrue or misleading in any material respect.

Upon the basis of and subject to the foregoing, I am of the opinion that:

Each of the Illinois Borrowers and each of their Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business as presently conducted in each jurisdiction in which its business is conducted.

Each Illinois Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each Illinois Borrower of the Loan Documents and the performance by each Illinois Borrower of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such Illinois Borrower is a party constitute legal, valid and binding obligations of such Illinois Borrower enforceable against such Illinois Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

Neither the execution and delivery by each Illinois Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Illinois Borrower or any of its Subsidiaries, or (ii) such Illinois Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Illinois Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Illinois Borrower or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or

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validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by each Illinois Borrower or any of its Subsidiaries, is required to be obtained by such Illinois Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings and issuances of Letters of Credit under the Credit Agreement, the payment and performance by such Illinois Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

In a properly presented case, an Illinois court or a federal court applying Illinois choice of law rules should give effect to the choice of law provisions of the Credit Agreement and should hold that the Credit Agreement is to be governed by the laws of the State of New York rather than the laws of the State of Illinois. In rendering the foregoing opinion, I note that by its terms the Credit Agreement expressly selects New York law as the law governing its interpretation and that the Credit Agreement was delivered to the Agent in New York. The choice of law provisions of the Credit Agreement are not voidable under the laws of the State of Illinois. Notwithstanding the foregoing, even if an Illinois court or a federal court holds that the Credit Agreement is to be governed by the laws of the State of Illinois, the Credit Agreement constitutes a legal, valid and binding obligation of each Borrower thereto, enforceable under Illinois law (including usury provisions) against such Borrower in accordance with its terms.

I express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of any addressee with any state or federal laws or regulations applicable to it by reason of its status as or affiliation with a federally insured depository institution.

I am a member of the Bar of the State of Illinois and the foregoing opinion is limited to the laws of the State of Illinois and the Federal laws of the United States of America. I note that the Credit Agreement is governed by the laws of the State of New York and, for purposes of the opinion expressed in opinion paragraph 2 above, I have assumed that the laws of the State of New York do not differ from the laws of the State of Illinois in any manner that would render such opinion incorrect. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and, as to certain matters involving the application of the laws of the State of Illinois in his opinion addressed to you and dated the date hereof, Steven R. Sullivan) without my prior written consent. Notwithstanding anything in this opinion letter to the contrary, you may disclose this opinion (i) to prospective successors and assigns of the addressees hereof, (ii) to regulatory authorities having jurisdiction over any of the addressees hereof or their successors and assigns, and (iii) pursuant to valid legal process, in each case without my prior consent. This opinion is delivered as of the date hereof and I undertake no, and disclaim any, obligation to advise you of any change in matters of law or fact set forth herein or upon which this opinion is based.

Very truly yours,

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EXHIBIT B

COMPLIANCE CERTIFICATE

To: The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Five-Year Revolving Credit Agreement dated as of July 13, 2005 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Ameren Corporation (the “Company”), and its subsidiaries Union Electric Company, Central Illinois Public Service Company, Central Illinois Light Company, Ameren Energy Generating Company and Illinois Power Company (the Company and such subsidiaries each, a “Borrower” and collectively, the “Borrowers”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected Vice President and Treasurer of each of the Borrowers;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing each Borrower’s compliance with certain covenants of the Agreement as of the end of the most recent fiscal quarter for which such financial data and computations have been prepared.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ___ day of __________, _____.

______________________________

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SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of _________, ____ with
Provisions of Section 6.17 of
the Agreement

LEVERAGE RATIO1

Company:

Consolidated Indebtedness of the Company:              $___________

Consolidated Total Capitalization of the Company:    $___________

Company’s Leverage Ratio (Ratio of 1 to 2):                _____ to 1.00

1.

Union Electric*:

Consolidated Indebtedness of Union Electric:            $___________

Consolidated Total Capitalization of Union Electric:  $___________

Union Electric’s Leverage Ratio (Ratio of 1 to 2):       _____ to 1.00

2.

CIPS*:

Consolidated Indebtedness of CIPS:   $___________

Consolidated Total Capitalization of CIPS:                  $___________

CIPS’ Leverage Ratio (Ratio of 1 to 2):                         _____ to 1.00

_____________________

*If the compliance certificate is requested by a Lender or an Issuing Bank pursuant to Section 4.2 in connection with a Credit Extension to a Borrowing Subsidiary, only the section with respect to the applicable Borrowing Subsidiary is to be completed.

3.

CILCO*:

Consolidated Indebtedness of CILCO:  $___________

Consolidated Total Capitalization of CILCO:     $___________

CILCO’s Leverage Ratio (Ratio of 1 to 2):          _____ to 1.00

4.

Genco*:

Consolidated Indebtedness of Genco:              $___________

Consolidated Total Capitalization of Genco:    $___________

Genco’s Leverage Ratio (Ratio of 1 to 2):         _____ to 1.00

5.

IP*:

Consolidated Indebtedness of IP:                     $___________

Consolidated Total Capitalization of IP:           $___________

IP’s Leverage Ratio (Ratio of 1 to 2):                _____ to 1.00

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EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_______________________________________________________

2.	Assignee:	_______________________________________________________	[and is an Affiliate/Approved
Fund of [identify Lender]][2]

3.	Borrowers:		Ameren Corporation and its subsidiaries Union Electric Company, Central Illinois Public Service Company, Central Illinois Light Company, Ameren Energy Generating Company and Illinois Power Company

4.	Agent:		JPMorgan Chase Bank, N.A., as Agent under the Credit Agreement.

5.	Credit Agreement:	The Five-Year Revolving Credit Agreement, dated as of July 13, 2005, among the Borrowers, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent.
6.	Assigned Interest:
		Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
		$	$	_______%
		$	$	_______%
		$	$	_______%

7.	Trade Date:	_______________________________________________________________________________ 4

Effective Date: ____________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

_____________________

2           Select as applicable.

*          Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

3           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

4           Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:
ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:
[Consented to and][5] Accepted
JPMORGAN CHASE BANK, N.A., as Agent
By:
Title:

[Consented to:][6]

AMEREN CORPORATION
By:
Title:

[Consented to:][7]

UNION ELECTRIC COMPANY
By:
Title:

[Consented to:][8]

__________________

5       To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

6          To be added only if the consent of each Borrower is required by the terms of the Credit Agreement.

7          To be added only if the consent of each Borrower is required by the terms of the Credit Agreement.

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CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
By:
Title:

[Consented to:][9]

CENTRAL ILLINOIS LIGHT COMPANY
By:
Title:

[Consented to:][10]

AMEREN ENERGY GENERATING COMPANY
By:
Title:

[Consented to:][11]

ILLINOIS POWER COMPANY
By:
Title:

8 To be added only if the consent of each Borrower is required by the terms of the Credit Agreement.

9 To be added only if the consent of each Borrower is required by the terms of the Credit Agreement.

10 To be added only if the consent of each Borrower is required by the terms of the Credit Agreement.

11 To be added only if the consent of each Borrower is required by the terms of the Credit Agreement.

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ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrowers, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

[[NYCORP:2512115v10:4436W:07/12/05--12:47 p]]

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

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EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To JPMorgan Chase Bank, N.A.,

as Agent (the “Agent”) under the Credit Agreement

Described Below.

Re:
Five-Year Revolving Credit Agreement, dated July 13, 2005 (as the same may be amended or modified, the “Credit Agreement”), among Ameren Corporation (the “Company”), and its subsidiaries Union Electric Company, Central Illinois Public Service Company, Central Illinois Light Company, Ameren Energy Generating Company and Illinois Power Company (the Company and such subsidiaries each, a “Borrower” and collectively, the “Borrowers”), the Lenders named therein and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by a Borrower for such Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by each Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.17 of the Credit Agreement.

Facility Identification Number(s) ______________________________________________

Customer/Account Name

Transfer Funds To Bank of America, N.A. (Dallas, Texas)
ABA 111000012

For Account No. 3750960963

Reference/Attention To Ameren Corporation General

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

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EXHIBIT E

NOTE

[Date]

_________________, a __________ corporation (the “Borrower”), promises to pay to the order of ____________________________________ (the “Lender”) on the Availability Termination Date __________ DOLLARS ($_____) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, N.A., in New York, New York, as Agent, together with accrued but unpaid interest thereon. The Borrower shall pay interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Five-Year Revolving Credit Agreement dated as of July 13, 2005 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

_________________________

By: _________________________________
Print Name: ___________________________
Title: ________________________________

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF ______________________,

DATED _____________,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

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EXHIBIT F

FORM OF DESIGNATION AGREEMENT

Dated ____________, 20__

Reference is made to the Five-Year Revolving Credit Agreement dated as of July 13, 2005 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Ameren Corporation, a Missouri corporation (the “Company”), and its subsidiaries Union Electric Company, a Missouri corporation, Central Illinois Public Service Company, an Illinois corporation, Central Illinois Light Company, an Illinois corporation, Ameren Energy Generating Company, an Illinois corporation and Illinois Power Company, an Illinois corporation (the Company and such subsidiaries each, a “Borrower and collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., (having its principal office in New York, NY), as Agent. Terms defined in the Credit Agreement are used herein as therein defined.

_________ (the “Designating Lender”), ____________ (the “Designated Lender”), and the Borrowers agree as follows:

1.	The Designating Lender hereby designates the Designated Lender, and the Designated Lender hereby accepts such designation, as its Designated Lender under the Credit Agreement.

2.
The Designating Lender makes no representations or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.
The Designated Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Article V and Article VI thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement; (iii) confirms that it is an Eligible Designee; (iv) appoints and authorizes the Designating Lender as its administrative agent and attorney-in-fact and grants the Designating Lender an irrevocable power of attorney to receive payments made for the benefit of the Designated Lender under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that Designated Lender is obligated to deliver or has the right to receive thereunder; (v) acknowledges that it is subject to and bound by the confidentiality provisions of the Credit Agreement (except as permitted under Section 12.4 thereof);

and (vi) acknowledges that the Designating Lender retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Credit Agreement, and agrees that the Designated Lender shall be bound by all such votes, approvals, amendments, modifications and waivers and all other agreements of the Designating Lender pursuant to or in connection with the Credit Agreement.

4.
Following the execution of this Designation Agreement by the Designating Lender, the Designated Lender and the Borrowers, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Designation Agreement shall be the date of acceptance thereof by the Agent, unless otherwise specified on the signature page hereto (the “Effective Date”).

5.
Upon such acceptance and recording by the Agent, as of the Effective Date (a) the Designated Lender shall have the right to make Loans as a Lender pursuant to Article II of the Credit Agreement and the rights of a Lender related thereto and (b) the making of any such Loans by the Designated Lender shall satisfy the obligations of the Designating Lender under the Credit Agreement to the same extent, and as if, such Loans were made by the Designating Lender.

6.
Each party to this Designation Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 6 of the Designation Agreement shall survive the termination of this Designation Agreement and termination of the Credit Agreement.

7.	This Designation Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

2

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date11 :

[NAME OF DESIGNATING LENDER]

By: _____________________________

Name: ___________________________

Title: ____________________________

[NAME OF DESIGNATED LENDER]

By: _____________________________

Name: ___________________________

Title: ____________________________

AMEREN CORPORATION

By:

Name:

Title:

UNION ELECTRIC COMPANY

By:

Name:

Title:

____________________
1This date should be no earlier than the date of acceptance by the Agent.

3

CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

By:

Name: ___________________________

Title: ____________________________

CENTRAL ILLINOIS LIGHT COMPANY

By: ______________________________

Name: ___________________________

Title: ____________________________

AMEREN ENERGY GENERATING COMPANY

By: ______________________________

Name: ___________________________

Title: ____________________________

ILLINOIS POWER COMPANY

By: ______________________________

Name: ___________________________

Title: ____________________________

Accepted and Approved this

____ day of ________, ____

JPMORGAN CHASE BANK, N.A., as Agent

By: ______________________________

Title: ____________________________

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EXHIBIT G

SUBORDINATION TERMS

All subordinated indebtedness (hereinafter referred to as “Subordinated Debt”) of CIPS and Genco incurred after the date of this Agreement that is not being included in the calculation of Consolidated Indebtedness for the purposes of Section 6.17(i) shall be in the form of indebtedness of such Borrower to the Company or any of its Subsidiaries that is subordinate and junior to any and all indebtedness (hereinafter referred to as “Senior Debt”) of such Borrower, whether existing on the date of this Agreement or thereafter incurred, in respect of (i) all Obligations of such Borrower under this Agreement, (ii) other borrowings of such Borrower from any one or more banks, insurance companies, pension or profit sharing trusts, or other financial institutions whether secured or unsecured and (iii) all other borrowings incurred, assumed or guaranteed by such Borrower, at any time, evidenced by a note, debenture, bond or other similar instrument (including capitalized lease and purchase money obligations, and/or for the acquisition (whether by way of purchase, merger or otherwise) of any business, real property or other assets (except assets acquired in the ordinary course of business) but excluding obligations other than for borrowed money including trade payables and other obligations to general creditors) other than indebtedness which, by its terms or the terms of the instrument creating or evidencing it, provides that such indebtedness is subordinated to all other indebtedness of such Borrower. Notwithstanding any other provision of this Agreement on this Exhibit G, “Senior Debt” shall include refinancings, renewals, amendments, extensions or refundings of the indebtedness described in clauses (i) through (iii) above.

“Subordinate and junior” as used herein shall mean that in the event of:

(a) any default in, or violation of, the terms or covenants of any Senior Debt, including, without limitation, any default in payment of principal of, or premium, if any, or interest on, any Senior Debt whenever due (whether by acceleration of maturity or otherwise), and during the continuance thereof, or

(b) the institution of any liquidation, dissolution, bankruptcy, insolvency, reorganization or similar proceeding relating to CIPS or Genco, as applicable, its property or its creditors as such,

the obligee of indebtedness so described shall not be entitled to receive any payment of principal of, or premium, if any, or interest on, such indebtedness until all amounts owing in respect of Senior Debt (matured and unmatured) shall have been paid in full; and from and after the happening of any event described in clause (b) of this paragraph, all payments and distributions of any kind or character (whether in cash, securities or property) which, except for the subordination provisions hereof, would have been payable or distributable to the obligee of such indebtedness (whether directly or by reason of this note’s being superior to any other indebtedness), shall be made to and for the benefit of the holders of Senior Debt (who shall be entitled to make all necessary claims therefor) in accordance with the priorities of payment thereof until all Senior Debt (matured and unmatured) shall have been paid in full. No act or failure to act on the part of CIPS or Genco, as applicable, and no default under or breach of any agreement of such Borrower, whether or not herein set forth, shall in any way prevent or limit the holder of any Senior Debt from enforcing fully the subordination terms herein provided for, irrespective of any knowledge or notice which such holder may at any time have or be charged with. In the event that any payment or distribution is made with respect to Subordinated Debt in violation of the terms of this Exhibit G or any outstanding Senior Debt, any holder of Subordinated Debt receiving such payment or distribution shall hold it in trust for the benefit of, and shall remit it to, the holders of Senior Debt then outstanding in accordance with the priorities of payment thereof.

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